Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INPHI CORPORATION,

a Delaware corporation

EINSTEIN ACQUISITION SUB, INC.,

a Delaware corporation

ESILICON CORPORATION,

a Delaware corporation

AND

Fortis Advisors LLC,

solely in its capacity as

SECURITYHOLDERS’ AGENT

November 10, 2019

Page

1.	Definitions		1
	1.1	Merger Consideration Definitions	1
	1.2	Other Definitions	7
2.	The Merger		19
	2.1	The Merger	19
	2.2	Closing; Effective Time	19
	2.3	Effect of the Merger	20
	2.4	Certificate of Incorporation; Bylaws	20
	2.5	Directors and Officers	20
	2.6	Effect on Capital Stock	20
	2.7	Target Options	21
	2.8	Target Warrants	21
	2.9	Dissenters’ Rights	21
	2.10	Purchase Price; Payment Schedule	21
	2.11	Post-Closing Adjustment	22
	2.12	Surrender of Certificates	24
	2.13	No Further Ownership Rights in Target Capital Stock	25
	2.14	Lost, Stolen or Destroyed Certificates	25
	2.15	Taking of Necessary Action; Further Action	26
	2.16	Rounding	26
	2.17	Withholding Rights	26
3.	Representations and Warranties of Target		26
	3.1	Organization, Standing and Power; Subsidiaries	27
	3.2	Authority	27
	3.3	Governmental Authorization	28
	3.4	Financial Statements	28
	3.5	Capital Structure	29
	3.6	Absence of Certain Changes	32
	3.7	Absence of Undisclosed Liabilities	32
	3.8	Litigation	32
	3.9	Intellectual Property	33
	3.10	Target Products	41
	3.11	Export Control for Target Products	42
	3.12	Privacy; Security Measures	42
	3.13	Interested Party Transactions	44
	3.14	Minute Books	44
	3.15	Complete Copies of Materials	44
	3.16	Material Contracts	45
	3.17	Real Estate	46
	3.18	Accounts Receivable	46
	3.19	Customers and Suppliers; Adequacy of Supply	47
	3.20	Title to Property	47
	3.21	Environmental Matters	48
	3.22	Taxes	49
	3.23	Employee Benefit Plans	53

i

(continued)

Page

	3.24	Employee Matters	56
	3.25	Insurance	58
	3.26	Compliance with Laws	59
	3.27	Brokers’ and Finders’ Fee	59
	3.28	International Trade Matters	59
	3.29	Sanctions	59
	3.30	Absence of Unlawful Payments	60
	3.31	Compliance with Rights of First Refusal	60
	3.32	Effect of the Transaction	60
	3.33	Section 2115	60
	3.34	Representations Complete	60
4.	Representations and Warranties of Acquiror and Merger Sub		61
	4.1	Organization, Standing and Power	61
	4.2	Authority	61
	4.3	Litigation	61
5.	Conduct Prior to the Effective Time		62
	5.1	Conduct of Business of Target	62
	5.2	No Solicitation	65
6.	Additional Agreements		66
	6.1	Information Statement	66
	6.2	Approval of Stockholders	66
	6.3	Access to Information	66
	6.4	Confidentiality	67
	6.5	Public Disclosure	67
	6.6	Regulatory Approval; Further Assurances	67
	6.7	Notification of Certain Matters	68
	6.8	Cancellation of Target Options	69
	6.9	Cancellation of Target Warrants	69
	6.10	Employees	69
	6.11	Expenses	72
	6.12	Payment of Indebtedness for Borrowed Money; Release and Termination of Security Interests	72
	6.13	Required Contract Consents	72
	6.14	Tax Matters	72
	6.15	D&O Insurance	74
	6.16	Resignation Letters	74
	6.17	Third Party Contracts	75
	6.18	Data Room USB	75
	6.19	Intellectual Property Infringement Notice	75
	6.20	Assignment of Intellectual Property	75
	6.21	Consulting Agreements	75
	6.22	Additional Financial Statements	75
	6.23	R&W Insurance, Cyber and Technology Errors & Omissions Coverage and Products Liability Coverage	76
	6.24	Spinoza Purchase Agreement	76

(continued)

Page

	6.25	Certain Tax Accruals	76
7.	Conditions to the Merger		76
	7.1	Conditions to Obligations of Each Party to Effect the Merger	76
	7.2	Additional Conditions to the Obligations of Acquiror and Merger Sub	77
	7.3	Additional Conditions to Obligations of Target	80
8.	Termination, Amendment and Waiver		81
	8.1	Termination	81
	8.2	Effect of Termination	81
	8.3	Amendment	82
	8.4	Extension; Waiver	82
9.	Indemnification		82
	9.1	Escrow Consideration	82
	9.2	Indemnification by the Effective Time Holders	83
	9.3	Indemnification Claims	87
	9.4	Resolution of Conflicts	88
	9.5	Securityholders’ Agent	88
	9.6	Actions of the Securityholders’ Agent	90
	9.7	Third-Party Claims	90
	9.8	Tax Effect of Indemnification Payments	91
	9.9	Tax Indemnification	91
	9.10	Effect of Investigation	92
10.	General Provisions		92
	10.1	Notices	92
	10.2	Counterparts; Electronic Signatures	93
	10.3	Entire Agreement; Nonassignability; Parties in Interest	93
	10.4	Severability	93
	10.5	Remedies Cumulative	93
	10.6	Governing Law; Dispute Resolutions	94
	10.7	Waiver of Jury Trial	94
	10.8	Rules of Construction	94
	10.9	Specific Enforcement	94
	10.10	Amendment; Waiver	95
	10.11	Interpretation	95
	10.12	Consent to Representation; Confidential Communications	95

LIST OF EXHIBITS

Exhibit A	Written Consent and Joinder

Exhibit B	Certificate of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Resignation Letters

Exhibit E	Form of Escrow Agreement

Exhibit F	Spinoza Purchase Agreement

LIST OF SCHEDULES

Schedule A	List of Key Employees

Schedule B	Knowledge Individuals

Schedule C	Required Stockholders

Schedule D	Specified Matters

Schedule 2.10(b)	Payment Schedule

Schedule 2.11	Net Working Capital Calculation

Schedule 3	Target Disclosure Schedule

Schedule 6.10(b)	Continuing Employees

Schedule 6.10(c)	Terminating Employees

Schedule 6.17(a)	Contracts to be Terminated

Schedule 6.17(b)	Contracts to be Amended

Schedule 6.17(c)	Contracts to be Transferred

Schedule 6.21	Consulting Agreements with Former Employees

Schedule 7.2(f)	Third Party Consents, Approvals and Waivers

Schedule 7.2(s)	Certain Continuing Employees

Schedule 7.2(cc)	Corporate Ratification

Schedule 7.2(ee)	Active Liens

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of November 10, 2019 by and among Inphi Corporation, a Delaware corporation (“Acquiror”), Einstein Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Acquiror, eSilicon Corporation, a Delaware corporation (“Target”) and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the securityholders’ representative (“Securityholders’ Agent”).

RECITALS

A.     Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies to effect the merger hereafter provided for herein, in which Merger Sub would merge with and into Target and Target would become a wholly-owned subsidiary of Acquiror (the “Merger”) and, in furtherance thereof, the boards of directors of Target, Acquiror and Merger Sub have approved the Merger, this Agreement and the transactions contemplated hereby;

B.     Prior to delivery of this Agreement, and as a condition and inducement for Acquiror’s willingness to have entered into this Agreement, each Key Employee shall have executed and delivered to Acquiror (i) an employment agreement or offer letter, as applicable and (ii) a confidentiality and proprietary information and inventions assignment agreement, in each case, to become effective upon the Closing and in form and substance as agreed between Acquiror and Target (collectively, the “Key Employee Agreements”);

C.     No later than twelve (12) hours following the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, stockholders of Target constituting the Signing Stockholder Approval will execute and deliver a Written Consent and Joinder Agreement substantially in the form attached hereto as Exhibit A (the “Written Consent and Joinder”); and

D.     Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

1.     Definitions.

1.1     Merger Consideration Definitions. As used in this Agreement, the following terms related to the Merger Consideration shall have the following meanings:

“Merger Consideration” means the Closing Merger Consideration, plus the portion of the Escrow Consideration, if any, that is paid to the Effective Time Holders in accordance with the provisions of this Agreement and the portion of the Expense Fund Amount, if any, that is paid to the Effective Time Holders in accordance with the provisions of this Agreement.

“Closing Merger Consideration” means an amount in cash equal to $240,000,000, minus one half of the “Purchase Price” as such term is defined in the Spinoza Purchase Agreement, plus the Spinoza Amount, plus the Closing Cash Items, minus the Closing Indebtedness, minus the amount of the Target Transaction Expenses that remains unpaid at Closing, unless accounted for in Net Working Capital, minus the amount, if any, by which the Threshold Amount is greater than Net Working Capital, plus any contingent long-term liabilities for contingent severance obligations for any Business Service Provider (as defined in the Spinoza Purchase Agreement) who is employed by the Vietnam Subsidiary (as defined in the Spinoza Purchase Agreement) and who accepts an offer of employment from Acquiror and does not become a Transferred Business Service Provider (as defined in the Spinoza Purchase Agreement), plus the amount, if any, by which Net Working Capital is greater than the Threshold Amount, minus the Escrow Consideration, and minus the Expense Fund Amount.

“Closing Cash Items” means the cash and cash equivalents, calculated in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures used in the Target Financial Statements, consistently applied.

“Closing Indebtedness” shall mean, whether or not due and payable as of the Closing, the aggregate amount required to pay off all Indebtedness due to Runway Gross Credit Fund Inc. unpaid as of immediately prior to the Closing, including any interest due, acceleration, termination fees, pre-payment fees, balloons or similar payments.

“Spinoza Transaction Expenses” means the Transaction Expenses incurred by or owed by Target or any Subsidiary of Target in connection with the transactions contemplated by the Spinoza Purchase Agreement which shall not include, for the avoidance of doubt, the R&W Insurance Policy Amount (as defined in the Spinoza Purchase Agreement).

“Spinoza Transaction Taxes” means the Transfer Taxes (as such term is defined in the Spinoza Purchase Agreement) and any non-U.S. income or capital gains Taxes borne by Target or any Subsidiary of Target pursuant to the Spinoza Purchase Agreement.

“Target Transaction Expenses” means the Transaction Expenses incurred by or owed by Target or any Subsidiary of Target in connection with the transactions contemplated by this Agreement (other than any Transaction Expenses incurred in connection with the termination of the Contracts set forth on Schedule 6.17(a)-1, the amendment of the Contracts set forth on Schedule 6.17(b) and the transfer of the Contracts set forth on Schedule 6.17(c)), as well as any other expenses, payments or amounts that are explicitly designated as Target Transaction Expenses pursuant to any provision of this Agreement; provided, however, that Acquiror shall bear a portion of the Spinoza Transaction Expenses up to the lesser of (i) $1,250,000 and (ii) one half of the total Spinoza Transaction Expenses (the “Spinoza Amount”), and all remaining Spinoza Transaction Expenses in excess of the Spinoza Amount shall be Target Transaction Expenses (it being understood that Target shall pay all of the Spinoza Transaction Expenses at Closing); provided, further, that only 50% of the Einstein R&W Insurance Policy Amount shall be included as Target Transaction Expenses. It is expressly agreed that Target Transaction Expenses shall include the Cyber and Technology Errors & Omissions Coverage Amount and the Products Liability Coverage Amount.

“Transaction Expenses” means (without duplication or otherwise double counting if accounted for in Net Working Capital) any fee, cost, expense, Taxes, payment, expenditure, liability (contingent or otherwise) or obligation (whether incurred prior to or on the date of the Agreement, between the date of the Agreement and the Effective Time, or at or after the Effective Time) that: (a) relates directly or indirectly to (i) the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of Target and its Subsidiaries, (ii) the proposed disposition of all or a portion of the business of Target and its Subsidiaries, (iii) the investigation and review conducted by Acquiror and its Representatives, and any investigation or review conducted by other prospective purchasers of all or a portion of the business of Target and its Subsidiaries, with respect to the business of Target and its Subsidiaries (and the furnishing of information to Acquiror and its Representatives and such other prospective purchasers and their Representatives in connection with such investigation and review), (iv) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Target Disclosure Schedule), or any certificate, opinion, agreement or other instrument or document delivered or to be delivered in connection with this Agreement or the transactions contemplated hereby, including investment banking, accounting, legal, financial advisory, tax, finders and other professional fees, (v) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger, and the obtaining of any consent required to be obtained pursuant to this Agreement or in connection with any of such transactions, (vi) the consummation of the Merger or any of the transactions contemplated by this Agreement, (vii) the cost of the Tail Policy, (viii) the exercise of dissenters’ rights or appraisal rights by a Dissenting Stockholder to the extent such payment exceeds the Per Share Amount for each Dissenting Share held by such Dissenting Stockholder, and (ix) the termination of those Contracts set forth on Schedule 6.17(a); or (b) becomes due or payable, in whole or in part, solely in connection with the Merger or any of the other transactions contemplated by this Agreement, including all transaction-related bonus, severance or other payments resulting from the transaction (including any Change of Control Liability incurred and the employer share of employment taxes related thereto, but not including any Transition Bonus Plan payments or the Acquiror Termination Severance). The term “Transaction Expenses” shall also include the Einstein R&W Insurance Policy Amount.

“Net Working Capital” shall mean the Current Assets, minus cash and cash equivalents, minus the Current Liabilities. Net Working Capital shall be calculated in accordance with the sample calculation set forth on Schedule 2.11(a) and specifically excluding the items in Schedule 2.11(b).

“Current Assets” shall mean (without duplication) the sum of cash and cash equivalents, consolidated net trade receivables, net inventory, unbilled receivables, deferred contract costs, prepaid expenses, and other current assets of Target and its Subsidiaries, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures used in the Target Financial Statements, consistently applied, calculated in accordance with Schedule 2.11(a).

“Current Liabilities” shall mean (without duplication) the sum of the consolidated accounts payable, deferred research and development reimbursement, accrued current liabilities, accrued contract costs, accrued product warranty liabilities, deferred short-term revenue, and other current liabilities of Target and its Subsidiaries, other than the Closing Indebtedness, all as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures used in the Target Financial Statements, consistently applied, calculated in accordance with Schedule 2.11(a); for the sake of clarity, “Current Liabilities” shall include the employer taxes with respect to Target’s Management Retention Plan that Target shall accrue prior to Closing pursuant to Section 6.25.

“Basket” has the meaning set forth in Section 9.2(d)(i).

“Threshold Amount” shall mean $0.

“Einstein R&W Insurance Policy Amount” means the aggregate amount of all premiums, Taxes, underwriter fees, broker fees, legal fees and other charges paid and/or payable by or on behalf of Acquiror or any Affiliate of Acquiror in connection with the binding of and/or issuance of each of the R&W Insurance Policies (regardless of whether all of the R&W Insurance Policies are obtained).

“Cyber and Technology Errors & Omissions Coverage Amount” means the aggregate amount of all premiums, Taxes, underwriter fees, broker fees, legal fees and other charges paid and/or payable in connection with the binding of and/or issuance of the Cyber and Technology Errors & Omissions Coverage.

“Products Liability Coverage Amount” means the aggregate amount of all premiums, Taxes, underwriter fees, broker fees, legal fees and other charges paid and/or payable in connection with the binding of and/or issuance of the Products Liability Coverage.

“Escrow Consideration” means $10,000,000; provided that if either of the Cyber and Technology Errors & Omissions Coverage or Products Liability Coverage are not obtained on or prior to Closing, the Escrow Consideration shall mean $24,000,000.

“Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

“Expense Fund” has the meaning set forth in Section 9.5(b).

“Expense Fund Amount” has the meaning set forth in Section 9.5(b).

“Per Share Escrow Amount” shall mean, with respect to the Common Stock, the Common Escrow Per Share Amount; with respect to the Series A Preferred Stock, the Series A Escrow Per Share Amount; with respect to the Series B Preferred Stock, the Series B Escrow Per Share Amount; with respect to the Series C Preferred Stock, the Series C Escrow Per Share Amount; with respect to the Series D Preferred Stock, the Series D Escrow Per Share Amount; with respect to the Series E-1 Preferred Stock, the Series E-1 Escrow Per Share Amount; with respect to the Series F Preferred Stock, the Series F Escrow Per Share Amount; with respect to the Series G-1 Preferred Stock, the Series G-1 Escrow Per Share Amount; and with respect to the Series H Preferred Stock, the Series H Escrow Per Share Amount.

“Per Share Expense Amount” shall mean, with respect to the Common Stock, the Common Expense Fund Per Share Amount; with respect to the Series A Preferred Stock, the Series A Expense Fund Per Share Amount; with respect to the Series B Preferred Stock, the Series B Expense Fund Per Share Amount; with respect to the Series C Preferred Stock, the Series C Expense Fund Per Share Amount; with respect to the Series D Preferred Stock, the Series D Expense Fund Per Share Amount; with respect to the Series E-1 Preferred Stock, the Series E-1 Expense Fund Per Share Amount; with respect to the Series F Preferred Stock, the Series F Expense Fund Per Share Amount; with respect to the Series G-1 Preferred Stock, the Series G-1 Expense Fund Per Share Amount; and with respect to the Series H Preferred Stock, the Series H Expense Fund Per Share Amount.

“Per Share Amount” shall mean, with respect to the Common Stock, the Common Per Share Amount; with respect to the Series A Preferred Stock, the Series A Per Share Amount; with respect to the Series B Preferred Stock, the Series B Per Share Amount; with respect to the Series C Preferred Stock, the Series C Per Share Amount; with respect to the Series D Preferred Stock, the Series D Per Share Amount; with respect to the Series E-1 Preferred Stock, the Series E-1 Per Share Amount; with respect to the Series F Preferred Stock, the Series F Per Share Amount; with respect to the Series G-1 Preferred Stock, the Series G-1 Per Share Amount; and with respect to the Series H Preferred Stock, the Series H Per Share Amount.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0005 per share, of Target.

“Series A Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series A Preferred Stock as set forth in the Payment Schedule.

“Series A Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series A Preferred Stock as set forth in the Payment Schedule.

“Series A Per Share Amount” shall mean the applicable amount per share of Series A Preferred Stock as set forth in the Payment Schedule.

“Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0005 per share, of Target.

“Series B Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series B Preferred Stock as set forth in the Payment Schedule.

“Series B Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series B Preferred Stock as set forth in the Payment Schedule.

“Series B Per Share Amount” shall mean the applicable amount per share of Series B Preferred Stock as set forth in the Payment Schedule.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.0005 per share, of Target.

“Series C Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series C Preferred Stock as set forth in the Payment Schedule.

“Series C Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series C Preferred Stock as set forth in the Payment Schedule.

“Series C Per Share Amount” shall mean the applicable amount per share of Series C Preferred Stock as set forth in the Payment Schedule.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $0.0005 per share, of Target.

“Series D Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series D Preferred Stock as set forth in the Payment Schedule.

“Series D Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series D Preferred Stock as set forth in the Payment Schedule.

“Series D Per Share Amount” shall mean the applicable amount per share of Series D Preferred Stock as set forth in the Payment Schedule.

“Series E-1 Preferred Stock” shall mean the Series E-1 Preferred Stock, par value $0.0005 per share, of Target.

“Series E-1 Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series E-1 Preferred Stock as set forth in the Payment Schedule.

“Series E-1 Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series E-1 Preferred Stock as set forth in the Payment Schedule.

“Series E-1 Per Share Amount” shall mean the applicable amount per share of Series E-1 Preferred Stock as set forth in the Payment Schedule.

“Series F Preferred Stock” shall mean the Series F Preferred Stock, par value $0.0005 per share, of Target.

“Series F Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series F Preferred Stock as set forth in the Payment Schedule.

“Series F Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series F Preferred Stock as set forth in the Payment Schedule.

“Series F Per Share Amount” shall mean the applicable amount per share of Series F Preferred Stock as set forth in the Payment Schedule.

“Series G-1 Preferred Stock” shall mean the Series G-1 Preferred Stock, par value $0.0005 per share, of Target.

“Series G-1 Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series G-1 Preferred Stock as set forth in the Payment Schedule.

“Series G-1 Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series G-1 Preferred Stock as set forth in the Payment Schedule.

“Series G-1 Per Share Amount” shall mean the applicable amount per share of Series G-1 Preferred Stock, plus the applicable amount per share of Series G-1 Dividend Payments as set forth in the Payment Schedule.

“Series H Preferred Stock” shall mean the Series H Preferred Stock, par value $0.0005 per share, of Target.

“Series H Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Series H Preferred Stock as set forth in the Payment Schedule.

“Series H Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Series H Preferred Stock as set forth in the Payment Schedule.

“Series H Per Share Amount” shall mean the applicable amount per share of Series H Preferred Stock as set forth in the Payment Schedule.

“Common Stock” shall mean the Common Stock, par value $0.0005 per share, of Target.

“Common Escrow Per Share Amount” shall mean the applicable portion of the Escrow Consideration per share of Common Stock as set forth in the Payment Schedule.

“Common Expense Fund Per Share Amount” shall mean the applicable portion of the Expense Fund per share of Common Stock as set forth in the Payment Schedule.

“Common Per Share Amount” shall mean the applicable amount per share of Common Stock as set forth in the Payment Schedule.

1.2     Other Definitions. As used in this Agreement, the following terms shall have the following meanings:

“2000 Plan” has the meaning set forth in Section 3.5(b).

“2010 Plan” has the meaning set forth in Section 3.5(b).

“401(k) Plan” has the meaning set forth in Section 6.10(e).

“409A Plan” has the meaning set forth in Section 3.22(w).

“Accounting Firm” has the meaning set forth in Section 2.11(b)(iii).

“Accrued Employee Liabilities” has the meaning set forth in Section 6.10(d).

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.10(f).

“Acquiror Indemnified Person” and “Acquiror Indemnified Persons” have the meanings set forth in Section 9.2(a).

“Acquiror Termination Severance” has the meaning set forth in Section 6.10(c).

“Active Liens” has the meaning set forth in Section 7.2(ee).

“Advisory Group” has the meaning set forth in Section 9.5(b).

“Affiliate” with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Laws” has the meaning set forth in Section 6.6(c).

“Applicable Law” means, collectively, all federal, state, provincial foreign or local statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Appraisal Rights Period” means the period of time during which a Stockholder must demand appraisal of such Stockholder’s Target Common Stock as contemplated by 262 of Delaware Law.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in the State of California are required or authorized by Applicable Law to remain closed.

“Bylaws” has the meaning set forth in Section 3.1(a).

“Cap” has the meaning set forth in Section 9.2(c).

“CCC” shall mean the General Corporation Law of the State of California.

“CERCLA” has the meaning set forth in Section 3.21(a).

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 2.12(c).

“CFRA” has the meaning set forth in Section 3.23(h).

“Change of Control Liability” has the meaning set forth in Section 3.23(i).

“Claim Dispute” has the meaning set forth in Section 9.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Overpayment” has the meaning set forth in Section 2.11(c).

“Closing Date Schedule” has the meaning set forth in Section 2.11(a).

“COBRA” has the meaning set forth in Section 3.23(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Proposed Transaction” has the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” has the meaning set forth in Section 6.4.

“Continuing Employees” shall mean the employees who are identified for retention by Acquiror prior to the Closing.

“Continuing Escrow” has the meaning set forth in Section 9.1(b).

“Contract” means any contract, agreement, commitment or arrangement, whether written or oral.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing), and all other rights corresponding thereto throughout the world.

“Damages” has the meaning set forth in Section 9.2(a).

“Delaware Law” has the meaning set forth in Section 2.1.

“Dispute Notice” has the meaning set forth in Section 2.11(b)(i).

“Dissenting Shares” has the meaning set forth in Section 2.9.

“Dissenting Stockholder” has the meaning set forth in Section 2.9.

“Effective Time” has the meaning set forth in Section 2.2.

“Effective Time Holders” shall mean a holder of Target Capital Stock as of immediately prior to the Effective Time (other than a holder of solely shares of Target Capital Stock which constitute and remain Dissenting Shares).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, right of first negotiation, license, covenant not to assert/sue or other immunity from suit, equitable interest, preemptive right, community property interest, technology escrow, title retention or title reversion agreement, or any other encumbrance or restriction of any nature, whether accrued, absolute, contingent or otherwise (including any restriction on the transfer or licensing of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than any Permitted Encumbrance.

“Environmental Laws” has the meaning set forth in Section 3.21(a)(i).

“ERISA” has the meaning set forth in Section 3.23(a).

“ERISA Affiliate” has the meaning set forth in Section 3.23(a).

“Escrow Agent” has the meaning set forth in Section 9.1(a).

“Escrow Agreement” has the meaning set forth in Section 7.2(y).

“FCPA” has the meaning set forth in Section 3.30.

“Fenwick” has the meaning set forth in Section 10.12.

“FMLA” has the meaning set forth in Section 3.23(h).

“Fraud” means fraud committed with the intent to deceive.

“Foreign Target Employee Plan” has the meaning set forth in Section 3.23(j).

“Fundamental Claims” has the meaning set forth in Section 9.2(c).

“Fundamental Representations” means any of the representations and warranties contained in Section 3.1 (Organization; Standing and Power; Subsidiaries), Section 3.2(a) (Authority), Section 3.5 (Capital Structure), Section 3.9 (Intellectual Property), Section 3.22 (Taxes), Section 3.23 (Employee Benefit Plans), and Section 3.24 (Employee Matters).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.3.

“Hazardous Materials” has the meaning set forth in Section 3.21(a)(ii).

“HIPAA” has the meaning set forth in Section 3.23(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the sum of the following (without duplication), whether or not contingent or due and payable: (i) indebtedness of Target or any of its Subsidiaries for borrowed money, including all convertible debt, bridge loans, and all debt that becomes due and payable solely or partially as a result of the transactions contemplated hereby; (ii) obligations of Target or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations of Target or any of its Subsidiaries in respect of letters of credit or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances; (iv) obligations of Target or any of its Subsidiaries to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than three (3) months after the date of placing such property in service or taking delivery thereof and title thereto or the completion of such services; (v) capitalized lease obligations of Target or any of its Subsidiaries; (vi) indebtedness of third parties which is either guaranteed by Target or any of its Subsidiaries or secured by an Encumbrance on the assets of Target or any of its Subsidiaries; (vii) any acceleration, termination fees, pre-payment fees, balloons or similar payments on any of the foregoing; and (viii) all accrued interest on any of the foregoing. Notwithstanding the foregoing, “Indebtedness” shall not include Transaction Expenses, or Change of Control Liability.

“Information Statement” means an information statement for the solicitation of approval of the Stockholders describing this Agreement and the transactions contemplated hereby and thereby.

“Information Privacy and Security Laws” means all Applicable Laws relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Entity thereunder.

“Information Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware (including workstations, servers, routers, and firewalls) and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the Target Business.

“International Trade Law” has the meaning set forth in Section 3.28.

“Intellectual Property Rights” means any and all of the following in any country: (a) (i) Patents, (ii) Trademarks, (iii) rights in domain names and domain name registrations, (iv) Copyrights, (v) Trade Secrets, (vi) rights in Technology and (vii) all other intellectual property rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law); and (b) the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing.

“IRS” means the Internal Revenue Service of the United States.

“Key Employee” shall mean those individuals listed on Schedule A.

“Key Employee Agreements” has the meaning set forth in Recital B.

“Knowledge” means, with respect to Target, the actual knowledge of the individuals listed on Schedule B-1 hereto after reasonable inquiry of such individual’s direct reports and the actual knowledge of the individuals listed on Schedule B-2 hereto.

“Lease” or “Leases” has the meaning set forth in Section 3.17.

“Material Adverse Effect” means, with respect to any entity or group of entities, any result, occurrence, fact, event, change or effect that, either individually or in the aggregate, has or could reasonably be expected to have, a material adverse effect on the business, financial condition, assets, liabilities, operations and results of operations of such entity and its subsidiaries, taken as a whole, or would materially impair, prevent or delay such entity’s performance of its obligations under this Agreement or the ability of such entity to consummate the transaction contemplated hereby, other than any event, change or effect resulting from the following factors: (A) changes in general U.S. economic conditions, (B) changes generally affecting the specific industry in which such entity operates, (C) changes in Applicable Law or applicable accounting regulations or principles or interpretations thereof, (D) any act of terrorism, war, force majeure event or natural disaster, (E) general business, political, legislative or regulatory conditions, whether or not affecting the industries in which such entity operates, (F) any failure to meet financial projections, estimates or forecasts or (G) any matter set forth in the Target Disclosure Schedule to the extent the impact is disclosed; provided that the matters described in clauses (A)-(E) shall be taken into account when determining whether there is a Material Adverse Effect if and only to the extent any such matter has a substantially disproportionate impact on such entity or group of entities, taken as a whole, relative to other companies operating in the same industries in which such entity or group of entities operate, provided further, for the sake of clarity, that the matters described in clauses (A)-(E) shall be taken into account when determining whether there is a Material Adverse Effect if the change, act or condition relates to ZTE Corporation becoming the subject of any Sanctions, ZTE Corporation being placed on any restricted parties list pursuant to any International Trade Law, or any increase in export control or trade restrictions on US persons doing business with Chinese parties.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Merger” has the meaning set forth in Recital A.

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Moral Rights” means moral rights in any works of authorship, including the right to the integrity of the work, the right to be associated with the work as its author by name or under pseudonym and the right to remain anonymous, whether existing under judicial or statutory law of any country or jurisdiction worldwide, regardless of whether such right is called or generally referred to as a “moral right.”

“Off-the-Shelf Software” means any software (other than Public Software) that is made generally and widely available to the public on a commercial basis and is licensed on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than Fifty Thousand Dollars ($50,000) per license or an annual license fee of less than Fifty Thousand Dollars ($50,000) per license.

“Officer’s Certificate” has the meaning set forth in Section 9.3(a).

“Open License Terms” means terms in any license, distribution model or other agreement for a Work which require, as a condition of use, reproduction, modification and/or distribution of the Work (or any portion thereof) or of any Related Software, any of the following: (a) the making available of source code for the Work or any Related Software available to another Person; (b) the granting of permission for another Person to create modifications to or derivative works of the Work or any Related Software; or (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD) license; (xi) the Mozilla Public License (MPL); (xii) the Microsoft Limited Public License; (xiii) the MIT License (XIV); or (xiv) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the site www.opensource.org.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, disclosure documents, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Payment Agent” has the meaning set forth in Section 2.11(a).

“Payment Schedule” has the meaning set forth in Section 2.10.

“PCI DSS” shall mean the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Encumbrance” means any non-exclusive license granted in the ordinary course of business.

“Person” means any individual, company, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (whether personal or charitable), unincorporated entity, Governmental Entity or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 9.9.

“Pro Rata Portion” means with respect to any Effective Time Holder, an amount equal to the quotient obtained by dividing (i) the total amount of Closing Merger Consideration received by such Effective Time Holder, by (ii) the total Closing Merger Consideration distributed to all Effective Time Holders at Closing, as set forth in the Payment Schedule.

“Protected Information” means any information that (i) relates to an identified or identifiable individual or device used by an individual; (ii) is governed, regulated or protected by one or more Information Privacy and Security Laws; (iii) Target or its Subsidiaries receives from or on behalf of individual customers of Target or its Subsidiaries; (iv) any information that is covered by the PCI DSS; (v) is subject to a confidentiality obligation or in which the Target or its Subsidiaries has Intellectual Property Rights or which is a Target Business Trade Secret; or (vi) is derived from any of the foregoing (in each case, in connection with the Target Business).

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms, Software distributed under less restrictive free or open source licensing and distribution models such as those obtained under MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is subject to a public domain dedication are also “Public Software.”

“R&W Insurance Policies” mean the buyer-side representation and warranty insurance policies to be obtained by Acquiror in connection with the transactions contemplated by this Agreement.

“Cyber and Technology Errors & Omissions Coverage” means insurance providing coverage to Target for losses arising out of pre-Closing cyber security and data privacy events, including coverage for data breach, computer intrusion, network intrusion, network extortion, and phishing.

“Products Liability Coverage” means products liability insurance providing coverage to Target for losses arising out of events, accidents or occurrences taking place before Closing.

“R&W Insurance Policy Exclusions” means any items excluded from coverage under the R&W Insurance Policies.

“RCRA” has the meaning set forth in Section 3.21(a)(i).

“Registered Intellectual Property” means all Intellectual Property Rights for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office, United States Copyright Office and all equivalent foreign patent, trademark, copyright offices or other Governmental Entity.

“Related Software” means, with respect to a Work, any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with such Work.

“Representative Confirmation Letters” means written confirmations, in a form reasonably satisfactory to Acquiror, from third-party professional service providers of Target or any Subsidiary of Target and such other parties reasonably identified by Acquiror prior to the Closing, as to all amounts paid, owed and to be owed by Target or any Subsidiary of Target with respect to services performed by them through the Closing Date (or following the Closing Date) with respect to the transactions contemplated by the Agreement that constitute Target Transaction Expenses.

“Representatives” means officers, directors, partners, trustees, executors, employees, agents, attorneys, accountants and advisors.

“Required Contract Consents” has the meaning set forth in Section 3.16(a).

“Required Stockholder Approval” means the affirmative vote of the holders of (i) at least 85% of the outstanding Target Capital Stock, voting together on an as-converted to Common Stock basis, (ii) at least 66 2/3% of the outstanding Target Preferred Stock, voting together on an as-converted to Common Stock basis, (iii) at least a majority of the Series H Preferred Stock, voting as a separate series, and (iv) any other vote required under Delaware Law, other Applicable Law and the Restated Certificate.

“Required Target Financials” has the meaning set forth in Section 6.22.

“Resignation Letters” has the meaning set forth in Section 6.16.

“Restated Certificate” has the meaning set forth in Section 3.1(a).

“Retention Amount” means 50% of the dollar amount of the retention amount required under the R&W Insurance Policies.

“Returns” has the meaning set forth in Section 3.22(b).

“Review Period” has the meaning set forth in Section 2.11(b)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders’ Agent” has the meaning set forth in the introductory paragraph.

“Securityholders’ Agent Engagement Agreement” has the meaning set forth in Section 9.5(b).

“Securityholders’ Agent Expenses” has the meaning set forth in Section 9.5(b).

“Securityholders’ Agent Group” has the meaning set forth in Section 9.5(b).

“Seller Group” has the meaning set forth in Section 10.12.

“Series G-1 Dividend Payments” means the dividend payments payable upon the Closing of the Merger pursuant to the terms of Target’s certificate of incorporation.

“Severance Cap” has the meaning set forth in Section 6.10(c).

“Signing Stockholder Approval” means the affirmative vote of the holders of (i) at least 81% of the outstanding Target Capital Stock, voting together on an as-converted to Common Stock basis; (ii) at least two thirds (66 2/3%) of the outstanding Target Preferred Stock, voting together on an as-converted to Common Stock basis; and (iii) at least a majority of the Series H Preferred Stock, voting as a separate series, including, the Stockholders set forth in Schedule C.

“Stockholder” means any holder of Target Capital Stock, as of immediately prior to the Effective Time.

“Specified Matters” mean those matters set forth on Schedule D.

“Spinoza Claims” has the meaning set forth in Section 9.2(c).

“Spinoza Indemnity Cap” means (a) with respect to Spinoza Indemnity Obligations related to fraud, 100% of the Spinoza Indemnity Obligation, (b) with respect to Spinoza Indemnity Obligations resulting from, arising out of or related to Section 9.2(h) of the Spinoza Purchase Agreement, 100% of such Spinoza Indemnity Obligation, and (c) with respect to all other Spinoza Indemnity Obligations, an amount equal to 50% of such Spinoza Indemnity Obligation, up to the Spinoza Purchase Price (as defined in the Spinoza Purchase Agreement), plus, in the event such Spinoza Indemnity Obligation exceeds the Spinoza Purchase Price, 100% of the amount of Spinoza Indemnity Obligation in excess of the Spinoza Purchase Price.

“Spinoza Indemnity Obligation” means any amount required to be paid by Target to a Purchaser Indemnitee in respect of Damages in connection with the Spinoza Purchase Agreement (as each such term is defined in the Spinoza Purchase Agreement) including any fraud claims and claims made pursuant to Section 9 thereof.

“Spinoza Purchase Agreement” means that certain Stock and Asset Purchase Agreement, dated as of November 10, 2019, between the Target and Synopsys, Inc., in the form attached hereto as Exhibit F, and all ancillary agreements related thereto.

“Straddle Period” has the meaning set forth in Section 6.14(a).

“Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns or controls, directly or indirectly, a majority of the outstanding equity securities, financial interests or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person (or is entitled to the majority of the profits or holds a majority of the partnership or similar interests of such Person).

“Subsidiary Ownership Interests” has the meaning set forth in Section 3.5(h).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Policy” has the meaning set forth in Section 6.15(b).

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.7.

“Target Balance Sheet Date” has the meaning set forth in Section 3.6.

“Target Business” means the businesses and operations of Target and its Subsidiaries as currently conducted.

“Target Capital Stock” has the meaning set forth in Section 3.5(a).

“Target Common Stock” has the meaning set forth in Section 3.5(a).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.23(a).

“Target Financial Statements” has the meaning set forth in Section 3.4(a).

“Target Incentive Plans” has the meaning set forth in Section 3.5(b).

“Target Indemnified Parties” has the meaning set forth in Section 6.15(a).

“Target Intellectual Property” means the Target Owned Intellectual Property and the Target Licensed Intellectual Property.

“Target Licensed Intellectual Property” means Intellectual Property Rights owned by any Person other than Target or a Subsidiary of Target, (i) that are licensed to Target or any Subsidiary of Target, (ii) for which Target or any Subsidiary of Target has received from such Person a covenant not to sue or assert or other immunity from suit, or (iii) where such Person has undertaken, an obligation to Target or any Subsidiary of Target to assert such Intellectual Property Rights against one or more other Persons prior to asserting such Intellectual Property Rights against Target or any Subsidiary of Target, or an obligation to exhaust remedies as to such Intellectual Property Rights against one or more Persons prior to seeking remedies against Target or any Subsidiary of Target.

“Target Owned Intellectual Property” means all (i) Intellectual Property Rights solely owned by Target or any Subsidiary of Target, or that are purported by Target or any Subsidiary of Target to be solely owned by Target, and (ii) Intellectual Property Rights in which Target or any Subsidiary of Target has any joint ownership interest or in which Target purports to have any joint ownership interest.

“Target Options” has the meaning set forth in Section 3.5(b).

“Target Preferred Stock” has the meaning set forth in Section 3.5(a).

“Target Product(s)” means each and all products and services (a) manufactured, provided, made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Target or any Subsidiary of Target, or (b) which Target or any Subsidiary of Target intends to manufacture, provide, make commercially available, market, distribute, support, sell, lease, import for resale, or license to any other Person, and is included in Target’s product roadmap that has been made available to Acquiror and material steps have been taken to realize such intention, and technology used in the provision of services by or on behalf of Target or any Subsidiary of Target to any other Person, in each case, whether currently being distributed or used or currently under substantial development by Target or any Subsidiary of Target, including any components, elements, parts, integrated circuits, tools, software, firmware, games and middleware, architecture, databases, plugins, libraries, APIs, interfaces, algorithms, systems, devices, hardware and equipment thereof. For the elimination of doubt, Target Products specifically include its 016 family, 210 family, Opera family and 56G PAM family of intellectual property products or chips, including all variants thereof.

“Target Registered Intellectual Property” means all Registered Intellectual Property that is included in the Target Owned Intellectual Property.

“Target Source Code” means the source code (i.e., software code in its original, human readable, un-compiled, form) and the confidential specifications or designs of all Target Technology (including Target Products), together with all extracts, portions and segments thereof.

“Target Technology” means all Target Products and all other Technology owned by or licensed to Target or any Subsidiary of Target or purported to be owned by or licensed to Target or any Subsidiary of Target that is used by or on behalf of Target or any Subsidiary of Target in connection with conduct of the Target Business.

“Target Warrants” has the meaning set forth in Section 3.5(b).

“Target’s Current Facilities” has the meaning set forth in Section 3.21(b).

“Target’s Facilities” has the meaning set forth in Section 3.21(b).

“Tax” and “Taxes” have the meanings set forth in Section 3.22.

“Tax Contest” has the meaning set forth in Section 6.14(c).

“Transition Bonus Plan” has the meaning set forth in Section 6.10(f).

“Technology” means all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including all versions thereof and all technology from which such items were or are derived, including (i) works of authorship (including software, firmware, games and middleware in source code and executable code form, architecture, databases, plugins, libraries, APIs, interfaces, algorithms and documentation); (ii) inventions (whether or not patentable), designs, discoveries and improvements; (iii) proprietary, confidential and/or technical data and information, Trade Secrets and know how; (iv) databases, data compilations and collections, and customer and technical data; (v) services, methods and processes; and (vi) products, devices, prototypes, designs, specifications and schematics.

“Terminating Employees” has the meaning set forth in Section 6.10(c).

“Termination Severance” has the meaning set forth in Section 6.10(c).

“Trade Secrets” means all proprietary, confidential and/or non-public information, however documented, that derive economic value from not being generally known or easily discernable by third parties, including all trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) trademarks, service marks, logos, insignias, designs, trade dress, symbols, trade names and fictitious business names, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Treasury Regulations” means the United States Treasury Regulations.

“Vested Target Option” means any Target Option (or portions thereof) that are vested as of immediately prior to the Effective Time, including any Target Options that vest by reason of the transactions contemplated by this Agreement.

“Viruses” has the meaning set forth in Section 3.9(j).

“WARN” has the meaning set forth in Section 3.24(d).

“Work” means any software, libraries or other code (including middleware and firmware).

“Written Consent and Joinder” has the meaning set forth in Recital C.

2.     The Merger.

2.1     The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2     Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such time as is mutually agreed upon by Acquiror and Target, but no later than two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof (the “Closing Date”). The Closing shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto CA 94304, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Delaware Secretary of State, in accordance with the relevant provisions of Delaware Law (the time of the filing and acceptance of the Certificate of Merger being the “Effective Time”).

2.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4     Certificate of Incorporation; Bylaws.

(a)     At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is eSilicon Corporation.”

(b)     The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

2.5     Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6     Effect on Capital Stock.

(a)     Target Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Preferred Stock issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares), shall be cancelled and converted into the right to receive an amount of cash (without interest) equal to (i) the applicable Per Share Amount for such share of Target Preferred Stock as set forth in the Payment Schedule, less the Per Share Escrow Amount in respect of such share and the Per Share Expense Amount in respect of such share, and (ii) any amount to be disbursed from the Escrow Consideration or the Expense Fund Amount in respect of such share of Target Preferred Stock in accordance with Section 9, if, as and when such release is required to be made.

(b)     Target Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any Target Capital Stock, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Dissenting Shares) shall be cancelled and converted into the right to receive an amount of cash (without interest) equal to (i) the Common Per Share Amount as set forth in the Payment Schedule, less the Per Share Escrow Amount in respect of such share and the Per Share Expense Amount in respect of such share, and (ii) any amount to be disbursed from the Escrow Consideration or the Expense Fund Amount in respect of such share of Target Common Stock in accordance with Section 9 if, as and when such release is required to be made.

(c)     Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

2.7     Target Options. At the Effective Time, each Target Option shall, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, the holder of such Target Option or any other Person, be cancelled and terminated without any consideration. Following the Effective Time, such Target Options thereupon shall no longer represent the right to purchase Target Capital Stock or any other equity security of Target, Acquiror, the Surviving Corporation or and other Person or the right to receive any consideration.

2.8     Target Warrants. At the Effective Time, each Target Warrant shall, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target, the holder of such Target Warrant or any other Person, be cancelled and terminated without any consideration. Following the Effective Time, such Target Warrants thereupon shall no longer represent the right to purchase Target Capital Stock or any other equity security of Target, Acquiror, the Surviving Corporation or and other Person or the right to receive any consideration.

2.9     Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Capital Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand. Target agrees that, except with the prior written consent of Acquiror or as required under Delaware Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Shares (“Dissenting Stockholder”) who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefore shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of a certificate or certificates representing shares of Target Capital Stock, the portion of the Merger Consideration to which such stockholder would otherwise be entitled under this Section 2.9 and the Certificate of Merger.

2.10     Purchase Price; Payment Schedule.

(a)     Subject to adjustment in accordance with Section 2.11, the aggregate consideration payable by Acquiror at Closing in respect of all of Target Capital Stock, Target Options and Target Warrants shall be the Closing Merger Consideration.

(b)     By 9:00 a.m. Pacific time on the day that is three (3) Business Days prior to the Closing Date, Target shall deliver to Acquiror the Representative Confirmation Letters and a definitive Payment Schedule (the “Payment Schedule”) certified by the Chief Executive Officer and Chief Financial Officer of Target as of the Effective Time and accurately setting forth on Schedule 2.10(b): (i) on a certificate by certificate basis, the name, address and email address (to the extent available) of each Stockholder immediately prior to the Effective Time, along with the number, class and series of shares of the Target Capital Stock held by each Stockholder immediately prior to the Effective Time, including the respective Certificate numbers, date acquired and the cost-basis tax reporting information for any securities that are “covered securities” within the meaning of Section 6045(g) of the Code, the Vested Target Options, the Per Share Amount with respect to each share of Target Capital Stock, the Per Share Escrow Amount with respect to each share of Target Capital Stock, the Per Share Expense Amount with respect to each share of Target Capital Stock, the portion of the Closing Merger Consideration to which each Stockholder is entitled, the portion of the Escrow Consideration to be withheld as to each Stockholder, the portion of the Expense Fund Amount to be withheld as to each Stockholder and the Pro Rata Portion of each Effective Time Holder stated as a percentage, (ii) the calculation of the Closing Merger Consideration, including the calculation of the Closing Cash Items, the Closing Indebtedness, the Target Transaction Expenses (indicating those that will remain unpaid at Closing, and for such unpaid amounts, a breakdown by individual or entity of the amounts owed and wire instructions related thereto), the Net Working Capital and the excess or deficit with respect to the Threshold Amount, and (iii) a funds flow spreadsheet showing (x) the amount of cash to be delivered at Closing by Acquiror to the Payment Agent for distribution to the Effective Time Holders (excluding those Effective Time Holders who will be paid by the Surviving Corporation’s payroll), (y) the Escrow Consideration to be delivered to the Escrow Agent and (z) a breakdown by Person of the amount of unpaid Target Transaction Expenses, along with wire instructions related thereto. A preliminary version of the Payment Schedule shall be provided by Target to Acquiror at least five (5) Business Days prior to the Closing.

2.11     Post-Closing Adjustment.

(a)     Closing Date Schedule. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Acquiror shall prepare or cause to be prepared, and deliver to Securityholders’ Agent, a statement (the “Closing Date Schedule”) setting forth in reasonable detail Acquiror’s calculation of, in each case as of the Closing, (A) the Closing Cash Items; (B) the Closing Indebtedness; (C) the Target Transaction Expenses; and (D) the Net Working Capital. The Closing Date Schedule shall set forth the basis for the dispute of any such calculation contained in the Payment Schedule in reasonable detail. Acquiror shall be deemed to have agreed with Target’s calculation of the items and amounts set forth in the Payment Schedule to the extent it has not disputed such item or amount in the Closing Date Schedule, and neither party may thereafter dispute any item not set forth in the Closing Date Schedule.

(b)     Review/Disputes.

(i)     If Securityholders’ Agent disputes the calculation of any of the items referenced in Section 2.11(a), then Securityholders’ Agent shall deliver a written notice (a “Dispute Notice”) to Acquiror at any time during the thirty (30)-day period commencing upon delivery to the Securityholders’ Agent of the Closing Date Schedule (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii)     If Securityholders’ Agent does not deliver a Dispute Notice to Acquiror prior to the expiration of the Review Period, the Closing Date Schedule shall be deemed final and binding.

(iii)     If Securityholders’ Agent delivers a Dispute Notice to Acquiror prior to the expiration of the Review Period, then Acquiror and Securityholders’ Agent shall negotiate in good faith to reach agreement on any items disputed in the Dispute Notice within the ten (10) day period commencing upon delivery to Acquiror of the Dispute Notice. If Securityholders’ Agent and Acquiror are unable to reach agreement on any items in the Dispute Notice within such ten (10) day period, then either Acquiror or Securityholders’ Agent may submit the unresolved objections to the office of Deloitte LLP, a national accounting firm (such firm, and any successor thereto, being referred to herein as the “Accounting Firm”), and such firm shall be directed by Securityholders’ Agent and Acquiror to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm (i) each of Acquiror and Securityholders’ Agent shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues, (ii) the Accounting Firm shall determine only such items as remain disputed from the Dispute Notice in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, within twenty (20) days of such referral) and upon reaching such determination shall deliver a reasonably detailed copy of its calculations to Securityholders’ Agent and Acquiror and (iii) the determination made by the Accounting Firm of disputes arising from the items referenced in Section 2.11(a) shall be final and binding, absent manifest error; provided, however, that the Accounting Firm’s resolution of each disputed item from the Dispute Notice must be within the range of differences between Acquiror’s and Securityholders’ Agent’s positions with respect to each such disputed item. The expenses and fees of the Accounting Firm shall be allocated equally between the Surviving Corporation and the Securityholders’ Agent on behalf of the Effective Time Holders.

(c)     Payment Upon Final Determination of Adjustments.

(i)     If (A) the Closing Merger Consideration (calculated based on the items set forth on the Closing Date Schedule, as finally determined in accordance with Section 2.11(b)), is less than (B) the Closing Merger Consideration (as determined based upon the Payment Schedule) (the positive amount of such difference, the “Closing Overpayment”), then the (x) Acquiror and Securityholders’ Agent shall, within three (3) Business Days following the final determination of matters in accordance with Section 2.11(b), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay the Closing Overpayment to Acquiror from the Escrow Fund; provided, however, that if the Securityholders’ Agent fails to execute and deliver such written notice within such three (3) Business Day period, Acquiror’s unilateral execution and delivery of such written notice shall constitute binding instructions to the Escrow Agent by Acquiror and the Securityholders’ Agent to release the Closing Overpayment to Acquiror from the Escrow Consideration (to the extent of the Escrow Fund); and (y) if the amount held in the Escrow Fund is insufficient to cover the full Closing Overpayment, then, each Effective Time Holder shall pay, within ten (10) Business Days following the final determination of matters in accordance with Section 2.11(b), such Effective Time Holder’s Pro Rata Portion of the amount of the Closing Overpayment to Acquiror.

(ii)     If (A) the Closing Merger Consideration (calculated based on the items set forth on the Closing Date Schedule, as finally determined in accordance with Section 2.11(b)), is greater than (B) the Closing Merger Consideration (as determined based upon the Payment Schedule) (the positive amount of such difference, the “Closing Underpayment”), then Acquiror shall promptly, but in no event later than five (5) Business Days following the determination of the Closing Underpayment, pay the Payment Agent, for benefit of and prompt payment to the Effective Time Holders, an amount in cash equal to their Pro Rata Portion of the Closing Underpayment, and the Payment Agent shall promptly distribute to each Effective Time Holder such Effective Time Holder’s Pro Rata Portion of the amount of the Closing Underpayment.

(d)     Nothing in this Section 2.11 shall limit any rights of any Acquiror Indemnified Persons to make an indemnification claim as set forth in Section 9.

2.12     Surrender of Certificates.

(a)     Payment Agent. PNC Bank, National Association shall act as payment agent (the “Payment Agent”) in the Merger.

(b)     Acquiror to Provide Cash. On the Closing Date, and in exchange for the shares of Target Capital Stock outstanding immediately prior to the Effective Time and the cancellation of all other Target Capital Stock outstanding immediately prior to the Effective Time, Acquiror shall deposit with the Payment Agent by wire transfer, cash in an amount equal to the Closing Merger Consideration.

(c)     Exchange Procedures. As soon as reasonably practicable (and in no event later than two Business Days) after the Effective Time, the Payment Agent shall mail or otherwise deliver to each holder of Target Capital Stock whose shares of Target Capital Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal in substantially the form attached hereto as Exhibit C (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Payment Agent); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount in cash equal to the portion of the Closing Merger Consideration that such holder is eligible to receive as set forth on the Payment Schedule. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to evidence the right to receive the portion of the Merger Consideration as set forth in this Agreement. Notwithstanding the foregoing, any Effective Time Holder who, prior to the Closing Date, has delivered to Payment Agent a Certificate (or an affidavit of lost stock certificate as described in Section 2.14), together with a letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, shall be entitled to receive a wire transfer on the Closing Date of an amount in cash equal to the portion of the Closing Merger Consideration that such holder is eligible to receive as set forth on the Payment Schedule.

(d)     Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(e)     No Liability. Notwithstanding anything to the contrary in this Section 2.12, neither the Payment Agent nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)     Dissenting Shares. The provisions of this Section 2.12 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.12 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.13     No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.14     Lost, Stolen or Destroyed Certificates. In the event any Certificates representing Target Capital Stock shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required to be paid pursuant to Section 2.6; provided, however, that Acquiror or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity or enter into an indemnification agreement to indemnify Acquiror, the Payment Agent or the Surviving Corporation as requested by Acquiror against any claim that may be made against Acquiror, the Payment Agent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.15     Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.16     Rounding. The amount of cash each Effective Time Holder is entitled to receive pursuant to Section 2.6 for the aggregate shares of Target Capital Stock held by such holder as of immediately prior to the Effective Time shall be rounded to the nearest cent.

2.17     Withholding Rights. Each of the Surviving Corporation and Acquiror (or its designated Affiliate or payroll agent) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Acquiror, as the case may be, and paid over to the appropriate Taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.     Representations and Warranties of Target. Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered Section of the Target Disclosure Schedule shall qualify the corresponding subsection in this Section 3 and will also qualify other subsections in this Section 3 to the extent disclosure in any numbered and lettered Section of the Target Disclosure Schedule is specifically cross-referenced in another numbered and lettered Section of the Target Disclosure Letter or to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other subsection.

3.1     Organization, Standing and Power; Subsidiaries.

(a)     Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Target is duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction in which it is organized, except where failure of such Subsidiary to be so duly organized, validly existing and in good standing (or its equivalent) would not reasonably be expected to be material to Target or the Subsidiaries, taken as a whole. Each of Target and the Subsidiaries of Target has the corporate or other organizational power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has made available to Acquiror a true and correct copy of (i) the Amended and Restated Certificate of Incorporation of Target (the “Restated Certificate”), the Bylaws of Target (“Bylaws”) or other charter documents, as applicable, of Target, and (ii) the organizational and charter documents of each Subsidiary of Target, each as amended to date. Target is not in violation of any of the provisions of its Restated Certificate or Bylaws or equivalent organizational documents, and no Subsidiary of Target is in violation of any of the provisions of its organizational and charter documents.

(b)     Section 3.1 of the Target Disclosure Schedule contains a complete and accurate list of (i) each Subsidiary of Target and (ii) each such Subsidiary’s jurisdiction of incorporation or organization. Other than the Subsidiaries listed in Section 3.1 of the Target Disclosure Schedule, Target has no Subsidiaries and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2     Authority.

(a)     Target has all requisite corporate power and authority to enter into this Agreement and subject to adoption by the Stockholders of this Agreement and approval by the Stockholders of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target and its Subsidiaries. The Required Stockholder Approval constitutes all the approvals necessary of the holders of Target Capital Stock to approve and adopt this Agreement and the transactions contemplated hereby, and no other vote or consent of any of the holders of Target Capital Stock is necessary under Delaware Law or the Restated Certificate. The board of directors of Target has unanimously (i) approved this Agreement and the Merger, (ii) determined that in its opinion the Merger is in the best interests of the Stockholders and are on terms that are fair to such Stockholders, and (iii) recommended that the Stockholders adopt this Agreement.

(b)     This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement by Target, and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (i) result in the creation of any Encumbrance on any of the properties or assets of Target and its Subsidiaries or any of the shares of Target Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation, bylaws or other equivalent organizational or governing documents of Target and its Subsidiaries, in each case as amended to date, (B) any Contract (other than Contracts relating to Indebtedness), (C) any Applicable Law which is applicable to Target or its Subsidiaries, or any of their respective properties or assets, or (D) any Contract relating to Indebtedness, in each case with respect to clauses (ii)(B) and (ii)(C), except as would not be reasonably expected to be material to Target and its Subsidiaries, taken as a whole.

3.3     Governmental Authorization.

No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, including central banks, customs and federal, state, provincial and/or local Tax authorities (“Governmental Entity”) is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, as provided in Section 2.1 hereof; (B) the pre-merger notification and waiting period requirement under the HSR Act; and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target or its Subsidiaries. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target or its Subsidiaries currently operates or holds any interest in any of its properties; or (b) that is required for the operation of the Target Business or the holding of any such interest and all of such authorizations are in full force and effect.

3.4     Financial Statements.

(a)     Target has made available to Acquiror its audited consolidated financial statements for the fiscal years ended March 31, 2018 and March 31, 2019, its unaudited consolidated financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the four-month period ended July 31, 2019, (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Target and of its Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b)     Target and its Subsidiaries maintain a system of internal accounting controls that, to the Knowledge of Target, are customary and adequate for a similarly situated private company to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformance with GAAP and to maintain accountability for assets; (iii) access to Target’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Target nor any of its Subsidiaries is a party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

(c)     No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of Target. During the periods covered by the Target Financial Statements, there has been (i) no significant change in Target’s internal controls over financial reporting, (ii) no significant deficiency or material weakness in the design or operation of Target’s internal controls over financial reporting which are reasonably likely to adversely affect Target’s ability to record, process, summarize and report financial information during any of the periods covered by the Financial Statements, and (iii) no fraud, whether or not material, involving any member of the board of directors of Target or management or any other employee of Target who has a significant role in Target’s internal control over financial reporting.

(d)     Section 3.4(d) of the Target Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the name and address of the creditor thereto, all related Contracts and the amount of such Indebtedness as of the close of business on the date hereof and any restriction or penalty upon the prepayment of any such Indebtedness. With respect to any Indebtedness, neither Target nor any of its Subsidiaries is or has ever been in default and no payments are past due.

3.5     Capital Structure.

(a)     Capitalization of Target. As of the date of this Agreement, the authorized capital stock of Target consists of Three Hundred Fifty Million (350,000,000) shares of common stock (the “Target Common Stock”) and Two Hundred Thirty Million Six Hundred Sixty-Six Thousand Seven Hundred Ninety-One (230,666,791) shares of preferred stock (the “Target Preferred Stock”, and along with the Target Common Stock, the “Target Capital Stock”). 43,437,519 shares of Target Common Stock are issued and outstanding. Of the Target Preferred Stock, (i) Ten Million One Hundred Thousand (10,100,000) shares are designated Series A Preferred Stock, all of which are issued and outstanding, (ii) Eight Million Eight Hundred Thirteen Thousand Nine Hundred Forty Eight (8,813,948) shares are designated Series B Preferred Stock, all of which are issued and outstanding, (iii) Twenty-Nine Million Nine Hundred Thousand (29,900,000) shares are designated Series C Preferred Stock, all of which are issued and outstanding, (iv) Sixteen Million Eight Hundred Fifty-Six Thousand Four Hundred Eleven (16,856,411) shares are designated Series D Preferred Stock, all of which are issued and outstanding, (v) Thirty-Five Million Three Hundred Eighteen Thousand Four Hundred Eighty-Seven (35,318,487) shares are designated Series E-1 Preferred Stock, all of which are issued and outstanding, (vi) Twenty-Seven Million Six Hundred Forty-One Thousand Three Hundred Ten (27,641,310) shares are designated Series F Preferred Stock, 25,987,442 of which are issued and outstanding, (vii) Thirty Million Thirty-Six Thousand Six Hundred Thirty-Five (30,036,635) shares are designated Series G-1 Preferred Stock, 14,652,253 of which are issued and outstanding, and (viii) Seventy-Two Million (72,000,000) shares are designated Series H Preferred Stock, 64,992,308 of which are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the Restated Certificate or Bylaws of Target or any Contract to which Target is a party or by which it is bound. Each outstanding share of Target Preferred Stock converts into one (1) share of Target Common Stock.

(b)     As of the date of this Agreement, there are 4,701,863 shares of Common Stock reserved for issuance under Target’s 2000 Equity Incentive Plan (the “2000 Plan”) and 55,480,565 shares of Common Stock reserved for issuance under Target’s 2010 Equity Incentive Plan (the “2010 Plan” together, the “Target Incentive Plans”), of which 4,701,863 shares are subject to outstanding options under the 2000 Plan and 44,597,866 shares are subject to outstanding options under the 2010 Plan (the “Target Options”), no shares have been reserved for future option or stock grants under the 2000 Plan and 10,458,002 shares have been reserved for future option or stock grants under the 2010 Plan, no shares have been issued upon the exercise of options granted pursuant to the 2000 Plan and 424,697 shares have been issued upon the exercise of options granted pursuant to the 2010 Plan. No other stock option plan or other equity based compensation plan or agreement is currently in effect, and there are no shares of Target Capital Stock reserved for issuance under any other equity based compensation plan or Contract. There are warrants to purchase 1,299,122 shares of Target Common Stock, 1,241,497 shares of Series F Preferred Stock, and 2,475,247 shares of Series H Preferred Stock (collectively, the “Target Warrants”). Target has made available to Acquiror true and complete copies of Target’s form of Target Option and each Contract or other documentation evidencing a Target Option that deviates from such form, and true and complete copies of each Contract or other documentation evidencing each Target Warrant.

(c)     Except for the rights created pursuant to this Agreement, the Target Options and the Target Warrants, there are no other options, warrants, restricted stock awards, phantom equity awards, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or any other security or ownership interest of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Target Capital Stock issuable upon exercise of the options and warrants described in this Section 3.5 will be, if and when issued pursuant to the respective terms of such options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other Contracts relating to voting, purchase or sale of Target Capital Stock or any other securities or ownership interests of Target (A) between or among Target and any of the Stockholders; and (B) to the Knowledge of Target, between or among any of the Stockholders. All shares of outstanding Target Capital Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable federal and state securities laws.

(d)     With respect to each Stockholder, Section 3.5(d) of the Target Disclosure Schedule sets forth the number, class and series of shares of Target Capital Stock that each Stockholder holds of record, and the address of such Stockholder. With respect to each Target Warrant, Section 3.5(d) of the Target Disclosure Schedule sets forth the holder of each Target Warrant and the number, class and series of the shares of Target Capital Stock issuable upon exercise of such Target Warrants. With respect to each Target Option, Section 3.5(d) of the Target Disclosure Schedule sets forth the holder of each Target Option and the number, the exercise price per share, and the grant date of such Target Option.

(e)     All of the information contained in the Payment Schedule will be accurate and complete immediately prior to the Effective Time, and, except as set forth on the Payment Schedule, no other holder of Target Capital Stock or options, warrants or other rights convertible into Target Capital Stock shall have any right, title or claim to any Merger Consideration. The allocation of the Merger Consideration as set forth in the Payment Schedule complies and is in accordance with the Restated Certificate and Delaware Law.

(f)     Except as set forth in Section 3.5(f) of the Target Disclosure Schedule: (i) none of the outstanding shares of Target Capital Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or similar right; (ii) other than the rights created pursuant to this Agreement, none of the outstanding shares of Target Capital Stock are subject to any right of repurchase or first refusal or similar right in favor of Target or any third party; and (iii) there are no agreements or arrangements (other than this Agreement) relating to the voting or registration of, or restricting any holder from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Capital Stock.

(g)     As of the Closing, all options, warrants, or other rights to acquire shares of Target Capital Stock, if any, shall have been terminated and of no further force or effect.

(h)     Section 3.5(h) of the Target Disclosure Schedule accurately lists and describes the ownership interest, whether direct or indirect, held by Target in each of its Subsidiaries, including a detail of the respective authorized capital stock of each Subsidiary (collectively, the “Subsidiary Ownership Interests”), as well as the names of any other Persons who hold ownership interests in such Subsidiaries and the ownership interests held by any such Persons. The Subsidiary Ownership Interests are duly authorized, validly issued and subscribed, fully paid in and non-assessable and are free of any Encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute, the organizational or charter documents of any Subsidiary of Target, or any Contract to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries is bound. There are no options, warrants or rights of any kind to acquire securities or other ownership interests in any of the Subsidiaries of Target.

(i)     All distributions, dividends, repurchases and redemptions of the Target Capital Stock (or other equity interests) were undertaken in compliance with the Restated Certificate then in effect, any agreement to which Target then was a party and in compliance with Applicable Law.

3.6     Absence of Certain Changes. Between March 31, 2019 (the “Target Balance Sheet Date”) and the date of this Agreement, Target and its Subsidiaries have conducted the Target Business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target or its Subsidiaries; (b) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or its Subsidiaries or any revaluation by Target or its Subsidiaries of any of its assets other than as required by GAAP; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or its Subsidiaries or any direct or indirect redemption, purchase or other acquisition by Target or its Subsidiaries of any of its shares of capital stock; (e) any amendment or change to the Restated Certificate or Bylaws of Target; (f) any increase in or modification of the compensation or benefits payable or to become payable by Target or its Subsidiaries to any of its directors or employees other than in the ordinary course of business; or (g) any negotiation or agreement by Target or its Subsidiaries to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, other than the Series G-1 Dividend Payments, there will be no accrued or unpaid dividends on any shares of Target Capital Stock.

3.7     Absence of Undisclosed Liabilities. Neither Target nor its Subsidiaries have any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) required to be reflected in financial statements prepared in accordance with GAAP or disclosed by the Target to auditors as part of a representation letter other than (a) those set forth or adequately provided for in the consolidated balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) those incurred in the ordinary course of business and not required to be set forth in the Target Balance Sheet under GAAP; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the negotiation, execution and performance of this Agreement, including Target Transaction Expenses; and (e) as set forth in Section 3.7(e) of the Target Disclosure Schedule.

3.8     Litigation.

(a)     There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, foreign or domestic, or, arbitrator, or threatened in writing against Target or any of its Subsidiaries, or any of their respective properties or any of their respective officers or directors (in their capacities as such). As of the date of this Agreement, there is no judgment, injunction, decree or order against Target of any of its Subsidiaries or any of their respective directors or officers (in their capacities as such).

(b)     There is no proceeding pending or threatened in writing, nor has any claim or demand been made in writing to Target or any of its Subsidiaries that challenges (i) the right, title or interest of Target or any of its Subsidiaries in, to or under the Target Intellectual Property in which Target or any of its Subsidiaries has (or purports to have) any right, title or interest; (ii) the validity, enforceability or claim construction of any Patents comprising such Target Intellectual Property; or (iii) alleges infringement, contributory infringement, inducement to infringe, misappropriation or unlawful use by Target or any of its Subsidiaries of Intellectual Property Rights of any other third party.

3.9     Intellectual Property.

(a)     Target Intellectual Property Rights.

(i)     Disclosure of Certain Intellectual Property. Section 3.9(a)(i) of the Target Disclosure Schedule is a complete and accurate list of: (A) all Target Registered Intellectual Property, grouped by Patents (including withdrawn, lapsed, abandoned or expired Patents), Trademarks, Copyrights, and domain names; and (B) all common law Trademarks and material software owned or purported to be owned by Target or any of its Subsidiaries; and setting forth for each of the foregoing as applicable, the nature of the right, title or interest held by Target or any of its Subsidiaries (as applicable), and the title, application number, filing date, jurisdiction, and registration number for each item.

(ii)     Enforceability; No Challenges. Each item of Target Registered Intellectual Property is subsisting and in good standing, valid and enforceable. There are no facts, information, or circumstances, including any facts or information that would constitute prior art, that would render any of the Target Registered Intellectual Property invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target Registered Intellectual Property. Neither Target nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or information in any application for any Target Registered Intellectual Property that would constitute fraud or intentional misrepresentation with respect to such application or that would otherwise impair the enforceability of any Target Registered Intellectual Property. With respect to each item of Target Registered Intellectual Property and each item of Target Licensed Intellectual Property that has been registered with a Registration Office and is exclusively licensed to Target or any of Target’s Subsidiaries, neither Target nor any of its Subsidiaries has received notice of any inventorship challenge, opposition, cancellation, re-examination, interference, invalidity, unenforceability or other action or proceeding before any Registration Office relating to such Intellectual Property Rights, nor does there exist any fact that could lead to the commencement of any such action or proceeding.

(iii)     Proper Filing. With respect to each item of Target Registered Intellectual Property and each item of Target Licensed Intellectual Property that is exclusively licensed to Target or any of Target’s Subsidiaries, all necessary filing, examination, registration, maintenance, renewal and other fees and taxes have been paid, and all necessary documents, assignment recordations and certificates have been filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property Rights, in each case in accordance with Applicable Law. Section 3.9(a)(iii) of the Target Disclosure Schedule is a complete and accurate list of all actions that must be taken by Target or any of its Subsidiaries within one hundred twenty (120) days of the Closing Date with respect to any of the Target Owned Intellectual Property, including payment of any filing, examination, registration, maintenance, renewal and other fees and taxes or the filing of any documents, assignment recordations, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property Rights, in each case in accordance with Applicable Law.

(iv)     Copyrights and Trademarks. With respect to all Copyrights, Trademarks and domain names included in the Target Registered Intellectual Property and all Copyrights, Trademarks and domain names that have been registered with a Registration Office and are exclusively licensed to Target or any of Target’s Subsidiaries, each such item has not lapsed, expired or been abandoned. With respect to such Trademarks, Target and its applicable Subsidiaries have taken commercially reasonable and customary measures and precautions necessary to protect and maintain such Trademarks and the full value of and goodwill associated with such Trademarks.

(v)     Patents. With respect to all Patents included in the Target Registered Intellectual Property, all Patents that have been filed or registered with a Registration Office and are exclusively licensed to Target or any of Target’s Subsidiaries, and all Patents for which Target or any of its Subsidiaries had or has the right to prosecute and/or maintain the Patents, review and/or comment on any Patent, or correspond with the applicable Registration Office regarding the Patents, in each case (A) such Patents have been prosecuted in good faith, (B) such Patents are not subject to any terminal disclaimer, (C) such Patents disclose patentable subject matter, and (D) Target and its applicable Subsidiaries, and their patent counsel, have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

(vi)     Trade Secrets. Target and its Subsidiaries have taken reasonable measures and precautions necessary to protect and maintain the confidentiality and full value of all Trade Secrets included in the Target Intellectual Property. Neither Target nor any of its Subsidiaries has disclosed any Trade Secrets in which Target or any of its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any Person without having such Person execute a written agreement regarding the non-disclosure and non-use thereof. All use, disclosure or appropriation of any Trade Secret not owned by Target or a Subsidiary of Target has been pursuant to the terms of a written agreement between Target or its applicable Subsidiary and the owner of such Trade Secret, or is otherwise lawful. Neither Target nor any of its Subsidiaries has received any written notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Target Intellectual Property. No Person that has received any Trade Secrets from Target or any of its Subsidiaries has refused to provide to Target or its applicable Subsidiary, after Target’s or the applicable Subsidiary’s request therefor, a certificate of return or destruction of any documents or materials containing such Trade Secrets.

(b)     Ownership of and Right to Use Target Intellectual Property; No Encumbrances.

(i)     Target or a Subsidiary of Target is the sole and exclusive owner of and has good, valid and marketable title to, free and clear of all Encumbrances, all Target Owned Intellectual Property, and except for Copyrights in Off-the-Shelf Software, Public Software, and Technology licensed to Target on a non-exclusive basis and set forth in Section 3.9(b) of the Target Disclosure Schedule, all Target Technology. Target or a Subsidiary of Target has the sole and exclusive right to bring a claim or suit against any other Person for past, present or future infringement of Target Owned Intellectual Property. Neither Target nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Target Owned Intellectual Property to any Person, or permitted the rights of Target in any Target Intellectual Property to enter into the public domain.

(ii)     Target or a Subsidiary of Target has a valid, legally enforceable right to use, practice and otherwise exploit all Target Licensed Intellectual Property and all other Intellectual Property Rights used by Target and its Subsidiaries. The Target Intellectual Property constitutes all of the Intellectual Property Rights used or currently proposed to be used or necessary in connection with the conduct of the Target Business, including as necessary or appropriate to make, use, offer for sale, sell or import the Target Product. All Target Licensed Intellectual Property (including any interest therein acquired through a license or other right to use, but excluding any Off-the-Shelf Software or Public Software) are free and clear of Encumbrances and neither Target nor any of its Subsidiaries has received any written notice that any portion of the Target Licensed Intellectual Property is subject to any Encumbrance.

(c)     Agreements Related to Target Intellectual Property.

(i)     Disclosure of Outbound Licenses. Section 3.9(c)(i) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which Target or any Subsidiary of Target grants or is required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Intellectual Property Rights, or where Target or any Subsidiary of Target undertakes or assumes any obligation to assert any current or future Intellectual Property Rights against any Person prior to asserting such Intellectual Property Rights against any other Person or any obligation to exhaust remedies as to any Intellectual Property Rights against one or more Persons prior to seeking remedies against any other Person, except to the extent such Contracts have expired or terminated and no such provisions survive. Section 3.9(c)(i) of the Target Disclosure Schedule indicates which Contracts listed therein contain any license grant by Target or any Subsidiary of Target to any Patent.

(ii)     Disclosure of Inbound Licenses. Section 3.9(c)(ii) of the Target Disclosure Schedule is a complete and accurate list of all Contracts pursuant to which any Person grants or is required to grant to Target or any Subsidiary of Target any right under or license to any covenant not to assert or sue or other immunity from suit under or any other rights to any current or future Intellectual Property Rights, other than licenses to Off-the-Shelf Software not incorporated into Target Products or Public Software, or where Target or any Subsidiary of Target is the beneficiary of a covenant or obligation not to assert any Intellectual Property Rights against Target or any Subsidiary of Target prior to asserting such Intellectual Property Rights against any other Person or a covenant or obligation to exhaust remedies as to particular Intellectual Property Rights against any Person prior to seeking remedies against Target, except to the extent such Contracts have expired or terminated and no such provisions survive. Section 3.9(c)(ii) of the Target Disclosure Schedule indicates which Contracts listed therein contain any license grant to Target to any Patent.

(iii)     Disclosure of Other Intellectual Property Agreements. Section 3.9(c)(iii) of the Target Disclosure Schedule is a complete and accurate list, grouped by subsection, of all Contracts as follows: (A) regarding joint development of any Target Products or Target Technology owned or purported to be owned by Target or any Subsidiary of Target; (B) by which Target or any Subsidiary of Target grants, granted or is required to grant any ownership right or title to any Intellectual Property Rights, (C) by which Target or any Subsidiary of Target is assigned or granted an ownership interest in any Intellectual Property Rights (other than written agreements with employees and independent contractors that assign or grant to Target or a Subsidiary of Target ownership of Intellectual Property Rights developed in the course of providing services to Target); (D) under which Target or any Subsidiary of Target grants or receives an option or right of first refusal or negotiation relating to any Intellectual Property Rights; (E) under which any Person is granted any right to access or use Target Source Code, including the right to create derivative works of Target Products; (F) pursuant to which Target or any Subsidiary of Target has deposited or is required to deposit with an escrow agent or any other Person the Target Source Code or other Technology; (G) pursuant to which or the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of the Target Source Code or other Technology owned or purported to be owned by Target or any Subsidiary of Target; or (H) limiting Target’s ability to transact business in any market, field or geographical area or with any Person, or that restricts the use, sale, transfer, delivery or licensing of Target Owned Intellectual Property or Target Products, including any covenant not to compete.

(iv)     Hosting Software and Associated Services. Section 3.9(c)(iv) of the Target Disclosure Schedule is a complete list of any and all agreements and arrangements Target or any Subsidiary of Target uses to host and support the hosting and associated support software to support services which it makes available to Target’s or any Subsidiary of Target’s customers. No such arrangement allows any hosting or support service provider to access or modify Target Source Code and neither Target nor any Subsidiary of Target is under any obligation via such arrangements or agreements to comply with any Open License Terms associated with any software provided by any entity supplying or maintaining such hosting and support services that require Target or any Subsidiary to disclose, release, or make available Target Source Code.

(v)     Royalties. Except as set forth in Section 3.9(c)(v) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has any obligation to pay any royalties, license fees or other amounts or provide or pay any other consideration to any Person by reason of ownership, use, exploitation, practice, sale or disposition of any Intellectual Property Rights (or any tangible embodiment thereof) or reproducing, making, using, selling, offering for sale, distributing or importing any Target Product.

(vi)     Indemnification. Except as set forth in Section 3.9(c)(vi) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has any obligation under any Contract entered into by Target or any Subsidiary of Target any Contract to defend, indemnify or hold harmless any Person against any charge of infringement of any Intellectual Property Rights.

(vii)     No Breach. Neither Target, its Subsidiaries, nor, to Target’s Knowledge, any other Person is in breach of any Contract described in this Section 3.9(c) and Target has not notified any Person, and no Person has notified Target in writing, of any such breach.

(viii)     No Termination. Except as set forth in Section 3.9(c)(viii) of the Target Disclosure Schedule, the consummation of the transactions contemplated hereby will not give rise to any right of any third party to terminate or otherwise modify any of the rights or obligations of Target or any of its Subsidiaries under any Contract described in this Section 3.9(c), or cause the loss or impairment of any such rights or obligations.

(d)     Public Software. Except as set forth in Section 3.9(e)(i) of the Target Disclosure Schedule, no Public Software has been distributed with, in whole or in part, any Target Product. Section 3.9(d) of the Target Disclosure Schedule is a complete and accurate list of the following: (i) all Public Software used by Target or any Subsidiary of Target in any manner in the conduct of the Target Business; (ii) a description of each item of Public Software identified in the foregoing subpart (i) and the manner in which such Public Software was used; (iii)  the Open License Terms applicable to such Public Software and a reference to where such Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); (iv) whether such Public Software has been distributed by Target or any Subsidiary of Target to any Person or only used internally by Target; (v) whether (and if so, how) such Public Software has been modified by Target or any Subsidiary of Target; (vi)  each Target Product (including all Target software, firmware, middleware and hardware) by name and version number that is Public Software or that is derived in any manner (in whole or in part) from or that links to, includes, forms any part of, relies on, is distributed with, incorporates or contains any Public Software; and (vii) a description of how the Public Software is linked to or with or used within the respective Target Product (e.g., dynamically, statically, etc.) and with what portion of such Target Product the Public Software is linked or used. Except as disclosed in Section 3.9(d) of the Target Disclosure Schedule, no Public Software was or is used in connection with the development of any Target Products. Target and its Subsidiaries are in compliance with all license terms applicable to any Public Software. Neither Target nor any Subsidiary of Target has received any written notice alleging that Target or any Subsidiary of Target is in violation or breach of as the license terms for any Public Software. None of the inventions claimed in any of the Patents included in the Target Owned Intellectual Property are practiced by any of the software described in Section 3.9(d) of the Target Disclosure Schedule and none of the inventions claimed in any of the Patents included in the Target Owned Intellectual Property are practiced by or infringed by any other software that is Public Software. Section 3.9(d) of the Target Disclosure Schedule sets forth a complete and accurate list of all software used, reproduce, modified or distributed by Target or any Subsidiary of Target that is a commercial version of software that is also available as Public Software. The information disclosed by Target to Acquiror regarding Public Software is complete and accurate in all respects.

(e)     No Third Party Rights in Target Intellectual Property.

(i)     No Joint Ownership. Neither Target nor any Subsidiary of Target jointly owns, licenses or claims any ownership right, title or interest to any Target Owned Intellectual Property with any other Person.

(ii)     No Employee Ownership. Other than with respect to works created after their employment with Target or any Subsidiary independent of their work with the Target or any Subsidiary and for which Target or the Subsidiary has obtained a written license agreement consistent with Target or the Subsidiary’s use thereof, no current or former officer, manager, director, stockholder, member, employee, consultant or independent contractor of Target or any Subsidiary of Target has any right, title or interest in, to or under any Target Intellectual Property or Target Technology that has not been either (a) irrevocably assigned or transferred to Target or the applicable Subsidiary of Target or (b) licensed (with the right to grant sublicenses) to Target or the applicable Subsidiary of Target under an exclusive, irrevocable, worldwide, royalty free, fully paid and assignable license.

(iii)     No Challenges. No Person has, in writing, challenged or threatened to challenge and no Person has, in writing, asserted or threatened a claim or made a demand, nor is there any pending proceeding or threatened nor, are there any facts which could give rise to any such challenge, claim, demand or proceeding, which would adversely affect (a) the right, title or interest of Target or any Subsidiary of Target in, to or under the Target Products, Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or any Subsidiary of Target, or (b) any Contract, license or other arrangement under which Target or any Subsidiary of Target claims any right, title or interest under the Target Owned Intellectual Property or Target Technology or restricts the use, manufacture, transfer, sale, delivery or licensing by Target or any Subsidiary of Target of any Target Owned Intellectual Property or Target Products, or (c) the validity, enforceability or claim construction of any Patents. Neither Target nor any Subsidiary of Target has received any written notice regarding any such challenge, claim, demand or proceeding.

(iv)     No Restrictions. Neither Target nor any Subsidiary of Target is subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing by Target or any Subsidiary of Target of the Target Owned Intellectual Property or, to the Knowledge of Target, any Target Licensed Intellectual Property, the use, manufacture, transfer, sale, importation or licensing of any Target Products, or which might affect the validity, use or enforceability of any Target Intellectual Property.

(v)     No Infringement by Other Persons. To the Knowledge of Target, (i) no Patents that are Target Owned Intellectual Property or Target Licensed Intellectual Property exclusively licensed to Target or any Subsidiary of Target have been infringed, misappropriated or violated by any Person and (ii) no Intellectual Property Rights other than Patents that are Target Owned Intellectual Property or Target Licensed Intellectual Property exclusively licensed to Target or any Subsidiary of Target have been infringed, misappropriated or violated by any Person.

(f)     No Infringement by Target or any Subsidiary of Target. The conduct of the Target Business, including the making, using, offering for sale, selling, distributing and/or importing of any Target Product does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of Intellectual Property Rights of any Person. No Person has, in writing, asserted or threatened a claim, and there are no facts that could give rise to a claim, nor has Target or any Subsidiary of Target received any written notification, that the Target Business or any Target Technology (or the any Intellectual Property Rights embodied in the Target Technology) infringes, constitutes contributory infringement, inducement to infringe, misappropriation or unlawful use of any Person’s Intellectual Property Rights. No Person has, in writing, notified Target or any Subsidiary of Target that Target or a Subsidiary of Target requires a license to any Person’s Intellectual Property Rights and neither Target nor any Subsidiary of Target has received any unsolicited written offer to license (or any other written notice of) any Person’s Intellectual Property Rights. Neither Target nor any Subsidiary of Target has obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding the Target Business or any Target Product.

(g)     Employee and Contractor Agreements. All current and former employees, consultants and independent contractors of Target and its Subsidiaries, including those who are or were involved in, or who have contributed in any manner to the creation or development of any Target Products, Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or any Subsidiary of Target have executed and delivered to Target or its applicable Subsidiary a written agreement (containing no exceptions to or exclusions from the scope of its coverage and fully compliant with Applicable Law) regarding the protection of proprietary information and the irrevocable assignment to Target or the applicable Subsidiary of such Intellectual Property Rights and Technology that is substantially similar to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by Target to Acquiror. No current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Target or its applicable Subsidiary. Section 3.9(g) of the Target Disclosure Schedule sets forth a complete and accurate list of all consultants and independent contractors used by Target and, as applicable, its Subsidiaries at any time in connection with the conception, reduction to practice, creation, derivation, development, or making of the Target Products, Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or any Subsidiary of Target.

(h)     Moral Rights. All authors of any works of authorship in the Target Technology owned or purported to be owned by Target or any Subsidiary of Target have waived their Moral Rights and have agreed to a covenant not to assert their Moral Rights, in each case, to the extent permitted by Applicable Law, or such authors otherwise prepared such works in jurisdictions that do not recognize Moral Rights.

(i)     No Release of Source Code. Except as disclosed under Section 3.9(i) of the Target Disclosure Schedule, neither Target nor any Subsidiary of Target has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, any Target Source Code, except for disclosures to employees, independent contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services for Target or a Subsidiary of Target. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of the Target Source Code.

(j)     No Viruses in Target Products. No Target Products, contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access, modification, disabling, or erasing of software, hardware or data (“Viruses”). Target and its Subsidiaries have taken reasonable steps to prevent the introduction of Viruses into Target Technology.

(k)     No Standards Bodies. Neither Target nor any of its Subsidiaries is now nor has ever been, and no previous owner of any Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or any Subsidiary of Target was during the duration of their respective ownership, a member or promoter of, or a contributor to or made any commitments or agreements regarding any patent pool, industry standards body, standard setting organization, industry or other trade association or similar organization, in each case that could or does require or obligate Target or any Subsidiary of Target or the previous owner to grant or offer to any other Person any license or other right to the Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or any Subsidiary of Target, including any future Technology and Intellectual Property Rights developed, conceived, made or reduced to practice by Target or any Subsidiary of Target after the Closing Date.

(l)     No Government or University Funding. No funding, facilities, resources or personnel of any Governmental Entity or any university, college, other educational institution, multi-national, bi-national or international organization or research center was used in connection with the development or creation, in whole or in part, of any Target Owned Intellectual Property or Target Technology owned or purported to be owned by Target or Subsidiary of Target.

(m)     No Limits on Acquiror’s Rights. The execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby, the consummation of the transactions contemplated by this Agreement or such ancillary agreements and the satisfaction of any Closing condition set forth herein will not contravene, conflict with or result in any termination of or new or additional limitations on Acquiror’s right, title or interest in or to the Target Intellectual Property, nor will it cause: (i) Target or any Subsidiary of Target to grant to any other Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to Target or any Subsidiary of Target, (ii) Target or any Subsidiary of Target to be bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Target or any Subsidiary of Target to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights of any Person in excess of those payable by Target or any Subsidiary of Target in the absence of this Agreement or the transactions contemplated hereby.

(n)     Transferability of Intellectual Property. All Target Intellectual Property will be fully transferable, alienable and licensable by Target and/or its Subsidiaries without restriction and without payment of any kind to any other Person.

(o)     Ownership.      All Target Owned Intellectual Property are owned by Target and not any of its Subsidiaries for federal tax purposes.

3.10     Target Products. A complete and accurate list of each of the Target Products, together with a brief description of each, is set forth in Section 3.10 of the Target Disclosure Schedule. Except as set forth in Section 3.10 of the Target Disclosure Schedule:

(a)     all Target Products sold, licensed, leased, delivered or otherwise made available by Target and its Subsidiaries to any Person and all services provided by or on behalf of Target and its Subsidiaries to any Person (including all installation services, programming services, integration services, repair services, maintenance services, support services, training services and upgrade services) conform and comply with the terms and requirements of all applicable contractual obligations, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), packaging, advertising and marketing materials, product or service specifications and documentation, and Applicable Law;

(b)     no customer or other Person has asserted or threatened in writing to assert any claim against Target or any Subsidiary of Target under or based upon any contractual obligation or warranty provided by Target or any Subsidiary of Target, including with respect to any Target Products; and

(c)     Target has made available in Section 3.10(c) of the Disclosure Schedule a list identifying and describing all known bugs, errors and defects in the Target Products offered by Target or any Subsidiary currently or within thirty-six (36) months prior to Closing. None of the bugs, errors and defects in the Target Products listed in Section 3.10(c) has resulted in any customer claims and, to Target’s Knowledge, there is no reasonable basis to believe there would be any such claims.  Target has disclosed in writing to Acquiror all information relating to any problem or issue with respect to any of the Target Products that adversely affect, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Target Products offered by Target or any Subsidiary currently or within thirty-six (36) months prior to Closing. Without limiting the generality of the foregoing, (i) other than the bugs, errors and defects in the Target Products listed in Section 3.10(c), there have been and are no defects, malfunctions or nonconformities in any Target Products offered for sale by Target or any Subsidiary within thirty-six (36) months prior to Closing; (ii) there have been and are no written claims asserted against Target or any of the Subsidiaries of Target or, to the Knowledge of Target, against any of their respective distributors or customers related to the Target Products; and (iii) neither Target nor any Subsidiary of Target has recalled or been required to recall any Target Products.

3.11     Export Control for Target Products. Section 3.11 of the Target Disclosure Schedule is a complete and accurate list of (i) the export control classification numbers (ECCNs) for each Target Product exported by Target or, if applicable, by any Subsidiary of Target, and (ii) any export licenses or license exceptions applicable to each Target Product or Target Technology. Target and its Subsidiaries have complied with all Applicable Law and contractual obligations with respect to its foreign trade transactions.

3.12     Privacy; Security Measures.

(a)     Target and its Subsidiaries have complied with (i) all applicable Information Privacy and Security Laws, (ii) PCI DSS, as applicable to the operation of the Target Business, (iii) contractual obligations, and (iv) the privacy policies of Target and its Subsidiaries relating to the collection, monitoring, maintenance, creation, transmission, transfer, use, processing, analysis, disclosure, storage, disposal and security of any Protected Information collected by or on behalf of Target and its Subsidiaries. Target and its Subsidiaries have all lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under Information Privacy and Security Laws to receive, access, use and disclose the Protected Information in the Target’s or its Subsidiaries’ possession or under its control in connection with the operation of the Target Business.

(b)     Target and its Subsidiaries have adopted, in accordance with Information Privacy and Security Laws, and are and have been in compliance with, commercially reasonable policies and procedures that apply to Target and its Subsidiaries with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operation of the Target Business. All current and former employees, consultants and independent contractors of Target and its Subsidiaries who have access to Protected Information have received documented training (in accordance with industry standards) with respect to compliance with Information Privacy and Security Laws and, to the extent applicable, if any, the PCI DSS.

(c)     Target and its Subsidiaries have appropriately protected the confidentiality, integrity and security of its Protected Information and the Information Systems against any unauthorized use, access, interruption, modification or corruption. Target and its Subsidiaries have implemented and maintained a comprehensive information security program that: (A) complies with all Information Privacy and Security Laws and high industry standards; (B) identifies internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information and the rights and freedoms of the subjects of that Protected Information; (C) monitors and protects Protected Information and all Information Systems against any unauthorized use, access, interruption, modification or corruption and in conformance with Information Privacy and Security Laws; (D) implements, monitors, and maintains appropriate, adequate and effective administrative, organizational, technical, and physical safeguards to control the risks described above in (B) and (C); (E) is described in written data security policies and procedures; (F) assesses Target’s and its Subsidiaries’ data security practices, programs and risks; and (G) maintains an incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information. Target and its Subsidiaries take and have at all times taken all necessary steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of Target and its Subsidiaries provides similar safeguards, in each case, in compliance with applicable Information Privacy and Security Laws and consistent with general industry standards.

(d)     Target and its Subsidiaries have taken all reasonable measures to secure all Target Technology prior to selling, distributing, deploying or making it available and has made patches and updates to that Target Technology available in accordance with industry standards. Without limitation to the foregoing, Target and its Subsidiaries have performed penetration tests and vulnerability scans of all Target Technology and those tests and scans were conducted in accordance with industry standards. Each vulnerability identified by any such tests or scans has been fully remediated. No Target Technology contains any vulnerability that is assigned a CVSS score of 4.0 or higher in the National Institute of Standards and Technology’s National Vulnerability Database.

(e)     There has been no data security breach of any Information Systems, or unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received, or controlled by or on behalf of Target and its Subsidiaries. In each of the past three (3) years, Target and its Subsidiaries have performed a security risk assessment in accordance with industry standards and addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(f)     Neither Target nor its Subsidiaries: (A) to the Knowledge of Target or its Subsidiaries, is under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws and/or (B) has received any written notices or audit requests from a Governmental Entity relating to any such violations.

(g)     The (A) collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with this Agreement and any ancillary agreement contemplated hereby, and (B) execution, delivery and performance of this Agreement and any ancillary agreement contemplated hereby complies with applicable Information Privacy and Security Laws and applicable privacy notices and policies of Target and its Subsidiaries.

(h)     All Information Systems are configured in accordance with, and perform, and have at all times performed, in compliance with nationally and internationally accepted security standards. All Information Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use. All Information Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Target Business. Neither Target nor its Subsidiaries has experienced, within the past three years, any material disruption to, or material interruption in, the conduct of the Target Business attributable to a defect, bug, breakdown or other failure or deficiency of the Information Systems. Target and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Target Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Target Business. Neither Target nor its Subsidiaries is in breach of any Contract relating to any Information System, and neither Target nor its Subsidiaries is aware of any event that, with the passage of time or the giving of notice, or both, would constitute a breach of any Contract relating to any Information System.

3.13     Interested Party Transactions. Neither Target nor any Subsidiary of Target is indebted to any director, officer, employee or agent of Target or any Subsidiary of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Target or any Subsidiary of Target. There have been no transactions during the two-year period ending on the date hereof that would require disclosure if Target or any Subsidiary of Target were subject to disclosure under Item 404 of Regulation S-K under the Securities Act.

3.14     Minute Books. The minute books of Target and its Subsidiaries made available to Acquiror contain a complete and accurate summary in all material respects of all meetings of directors, managers and stockholders or actions by written consent the time of incorporation or organization through the date of this Agreement, and describe all transactions referred to in such minutes accurately in all material respects.

3.15     Complete Copies of Materials Target has delivered or made available copies of each document that has been requested by Acquiror or its Representatives in connection with their due diligence review of Target and of its Subsidiaries, and each such document is true and complete in all material respects.

3.16      Material Contracts.

(a)     All of the Material Contracts of Target and its Subsidiaries (as defined in this Section 3.16 below) are listed in Section 3.16 of the Target Disclosure Schedule and a true, correct and complete copy of each such Material Contract has been made available to Acquiror. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target and any Subsidiaries that are parties thereto, as applicable, and is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target nor any Subsidiary of Target nor, to the Knowledge of Target, any other party is in breach or default of any Material Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target, by any Subsidiary of Target or, to the Knowledge of Target, by any such other party, or permit termination, modification or acceleration, under such Material Contract. Neither Target nor any Subsidiary of Target is a party to any oral contract, agreement or other arrangement. “Material Contract” means any Contract currently in effect to which Target is a party:

(i)     with expected receipts or expenditures in excess of $70,000;

(ii)     with a customer of Target or any of its Subsidiaries where there is a continuing obligation (other than standard confidentiality agreements entered into in the ordinary course of business or contracts where the only continuing obligation is a standard confidentiality obligation);

(iii)     that is required to be listed in Section 3.9 of the Target Disclosure Schedule;

(iv)     that is required to be listed in Section 3.17 of the Target Disclosure Schedule;

(v)     requiring Target or any Subsidiary of Target to indemnify any Person;

(vi)     granting any exclusive rights to any party (including any right of first refusal, right of first offer or right of first negotiation);

(vii)     evidencing Indebtedness of $25,000 or more;

(viii)     involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(ix)     relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(x)     which contains non-compete or non-solicit obligations, other than in Contracts pursuant to a standard form, which has been made available to Acquiror, with employees, independent contractors, or consultants, entered into in the ordinary course of business;

(xi)     any Contract limiting the freedom of Target or its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal (other than those related to debt or equity), rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of Target or its Subsidiaries to sell, distribute or manufacture any Target Products or other products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(xii)     that could reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries if breached by Target or any of its Subsidiaries in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or any Subsidiary of Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

Except for the consents set forth in Section 3.16(a), of the Target Disclosure Schedule (the “Required Contract Consents”), no prior consent of any party to a Material Contract is required for the consummation by Target and its Subsidiaries of the transactions contemplated hereby to be in compliance with the provisions of such Material Contract or to avoid the termination of, the loss of any right under or the incurrence of any obligation under, such Material Contract.

(b)     Target and its Subsidiaries have paid in full the stamp tax corresponding to all agreements and contracts to which Target and/or its Subsidiaries are a party, provided that payment of such stamp tax was required by Applicable Law.

3.17     Real Estate. All leases for real property (each a “Lease” and collectively, “Leases”) to which Target or any Subsidiary of Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such Leases have been made available to Acquiror. Target and its applicable Subsidiaries have paid all rents and service charges to the extent such rents and charges are due and payable under the Leases. Neither Target nor any Subsidiary of Target owns any real property. Section 3.17 of the Target Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of (i) each leased real property, and (ii) all Encumbrances relating to or affecting any leased real property referred to in the foregoing clause (i) to which Target or a Subsidiary is a party.

3.18     Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements, whether billed or unbilled, are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices, are carried at values determined in accordance with GAAP consistently applied, in each case with persons other than Affiliates, are not subject to any prior assignment, lien or security interest, are not subject to valid defenses, set-offs or counter claims, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and, to the Knowledge of Target, are collectible except to the extent of reserves therefor set forth in the Target Financial Statements or, for accounts receivable arising subsequent to the date of the Target Financial Statements, as reflected on the books and records of the Target (which accounts receivable are recorded in accordance with GAAP consistently applied). To the Knowledge of Target, the accounts receivable are collectible in accordance with their terms at their recorded amounts subject only to the reserve for doubtful accounts. No material amount of accounts receivable is contingent upon the performance by Target or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 3.18 of the Target Disclosure Schedule sets forth an aging of Target’s and its Subsidiaries’ accounts receivable as of the date of this Agreement in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Section 3.18 of the Target Disclosure Schedule sets forth, as of the date of this Agreement, such amounts of accounts receivable of Target and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

3.19     Customers and Suppliers; Adequacy of Supply.

(a)     Section 3.19(a) of the Target Disclosure Schedule sets forth a complete and correct list of: (i) the ten (10) largest suppliers to Target and its Subsidiaries, taken together, during each of the past three (3) fiscal years (based on the aggregate Dollar amount paid to such supplier by the Target and its Subsidiaries during such year); (ii) the twenty (20) largest customers of Target and its Subsidiaries, taken together, during each of the past three (3) fiscal years and year-to-date period (based on the aggregate Dollar amount of revenue recognized by Target and its Subsidiaries during such year and such year-to-date period); and (iii) the ten (10) largest distributors of Target and its Subsidiaries, taken together, during each of the past three (3) fiscal years (based on the aggregate Dollar amount of revenue recognized by Target and its Subsidiaries during such year).

(b)     No customer and no supplier of Target or any Subsidiary of Target has canceled or otherwise terminated, or made any written threat to Target or any Subsidiary of Target to cancel or otherwise terminate its relationship with Target or any Subsidiary of Target, or has at any time on or after the Target Balance Sheet Date, decreased materially its services or supplies to Target or any Subsidiary of Target in the case of any such supplier, or its usage of the Target Products in the case of such customer, and no such supplier or customer has indicated orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or any Subsidiary of Target or to decrease materially its services or supplies to Target or any Subsidiary of Target or its usage of the Target Products. Neither Target nor any Subsidiary of Target has knowingly breached, so as to provide a benefit to Target or any Subsidiary of Target that was not intended by the parties, any Contract with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target or any Subsidiary of Target. To the Knowledge of Target, there are no facts or circumstances which would make it difficult for Target or any Subsidiary of Target to obtain, in reasonable quantities and necessary quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of any Target Product.

3.20     Title to Property. Target and its Subsidiaries have good and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or any of its Subsidiaries. The plants, property and equipment of Target and its Subsidiaries that are used in the operations of the Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target and its Subsidiaries are reflected in the Target Balance Sheet to the extent required by GAAP.

3.21     Environmental Matters.

(a)     The following terms shall be defined as follows:

(i)     “Environmental Laws” means any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.21(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)     “Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)     Target and its Subsidiaries are and have been in material compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target and its Subsidiaries at any time (collectively, “Target’s Facilities;” such properties or facilities currently used, leased or occupied by Target and its Subsidiaries are defined herein as “Target’s Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any of Target’s Facilities that may or will give rise to liability of Target or any Subsidiary of Target under Environmental Laws. To the Knowledge of Target, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any of Target’s Current Facilities. To the Knowledge of Target, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target’s Current Facilities. No employee of Target or any Subsidiary of Target, nor any other Person, has claimed that Target or any Subsidiary of Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target or any Subsidiary of Target, or threatened in writing against Target or any Subsidiary of Target, with respect to Hazardous Materials or Environmental Laws; and to the Knowledge of Target, there are no facts or circumstances that could form the basis for assertion of a claim against Target or any Subsidiary of Target, or that could form the basis for liability of Target or any Subsidiary of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.22     Taxes.

(a)     As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities that are in lieu of or in the nature of tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, stamp tax, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts (excluding pursuant to commercial agreements entered into in the normal course of business that are not primarily related to taxes) and including any liability for taxes of a predecessor entity;

(b)     Target and its Subsidiaries have prepared and timely filed all returns, estimates, information statements and reports required to be filed with any federal, state, provincial and/or local Tax authority (“Returns”) relating to any and all Taxes concerning or attributable to Target or any of its Subsidiaries, or any of their respective operations, due prior to the Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with Applicable Law. All Taxes due and owing (whether or not shown on any Return) have been paid when due;

(c)     As of the date hereof, Target and its Subsidiaries have, and as of the Closing Date, Target and its Subsidiaries will have, (i) timely withheld from their respective employees, independent contractors, customers, stockholders, and other Persons from whom they are required to withhold Taxes in compliance with all Applicable Law, and (ii) timely paid all amounts so withheld to the appropriate Governmental Entity or to the federal, state, provincial and/or local Tax authority;

(d)     During the period of all unexpired applicable statutes of limitations, neither Target nor any Subsidiary of Target has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding or assessed or proposed against Target or any Subsidiary of Target that is not reflected as a liability on Target’s Financial Statements, nor has Target or any Subsidiary of Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(e)     Neither Target nor any Subsidiary of Target has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise and, to the Knowledge of the Target, there is no reasonable basis for the assertion of any such liability attributable to Target or any Subsidiary of Target, or attributable to any of their respective assets or operations;

(f)     Neither Target nor any Subsidiary of Target is a party to any tax-sharing agreement or similar arrangement with any other party (excluding any commercial agreement entered into in the normal course of business that is not primarily related to Taxes), and neither Target nor any Subsidiary of Target has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax;

(g)     Since January 1, 2012, the Returns of Target and its Subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process or pending, and neither Target nor any Subsidiary of Target has been notified in writing of any request for such an audit or other examination;

(h)     Neither Target nor any Subsidiary of Target has ever been a member of an affiliated group of corporations filing a consolidated federal income Return;

(i)     Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target or any of its Subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (ii) any expatriate tax programs or policies affecting Target or any Subsidiary of Target. Target and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and, to the Knowledge of Target, the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j)     Target has made available to Acquiror copies of all Returns filed for all periods since January 1, 2012;

(k)     Neither Target nor any Subsidiary of Target has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code;

(l)     Neither Target nor any Subsidiary of Target has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Closing;

(m)     Neither Target nor any Subsidiary of Target has agreed to make, nor is required to make, any adjustment under Section 481 of the Code or corresponding provision of state, local or foreign law by reason of any change in accounting method;

(n)     Target and its Subsidiaries have complied with applicable information reporting and record maintenance requirements of Sections 6038, 6038A and 6038B of the Code and the regulations thereunder;

(o)     Neither Target nor any Subsidiary of Target has ever been a party to any joint venture, partnership or other agreement that was or is treated as a partnership for Tax purposes, nor has Target nor any Subsidiary of Target made a “check-the-box” election under Section 7701 of the Code;

(p)     There are (and immediately following the Closing there will be) no Encumbrances on the assets of Target relating to or attributable to Taxes, other than liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in Target Financial Statements;

(q)     Neither Target nor any Subsidiary of Target has ever requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other Governmental Entity or federal, state, provincial and/or local Tax authority (domestic or foreign);

(r)     No power of attorney with respect to Taxes has been granted with respect to Target or any Subsidiary of Target that would remain in effect after the Closing Date;

(s)     The Returns of Target and its Subsidiaries have never been subject to a Code Section 482 adjustment or corresponding provision of state, local or foreign law. Target and its Subsidiaries are in compliance with all transfer pricing requirements in all jurisdictions in which they do business. Target and its Subsidiaries have prepared contemporaneous transfer pricing documentation in all jurisdictions in which Target or its Subsidiaries have material operations and Target has provided Acquiror with copies of such documentation for the last three taxable years;

(t)     Since January 1, 2016, no written claim has been made by any federal, state, provincial and/or local Tax authority (domestic or foreign) in a jurisdiction where Target and its Subsidiaries do not file Returns to the effect that Target or any Subsidiary of Target may be subject to Tax by that jurisdiction. To the Knowledge of Target, neither Target nor any Subsidiary of Target organized under the laws of a jurisdiction in the United States has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country;

(u)     Neither Target nor any Subsidiary of Target will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date; or (E) any income inclusion pursuant to Sections 951, 951A, or 965 of the Code with respect to any interest held on or before the Closing Date in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) or a “specified foreign corporation” (as that term is defined in Section 965(e) of the Code);

(v)     Neither Target nor any Subsidiary of Target is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(w)     No compensation shall be includable in the gross income of any current or former employee, director or consultant of Target or any of its Subsidiaries, or their respective Affiliates, as a result of the operation of Sections 409A or 457A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time. No stock options, stock appreciation rights or other equity-based awards issued or granted by Target or any Subsidiary of Target are treated as deferred compensation arrangements subject to and not exempt from the requirements of Sections 409A or 457A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder and under Section 457A of the Code and the guidance thereunder) under which Target or any of its Subsidiaries makes, is obligated to make or promises to make, payments (each, a “409A Plan”) has always complied and currently complies, in both form and operation, with the requirements of Sections 409A and 457A of the Code and the guidance thereunder. There is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for taxes or penalties paid pursuant to Sections 409A or 457A of the Code.

(x)     There is no agreement, plan, arrangement or other contract covering any current or former employee or other service provider of Target or any of its ERISA Affiliates, including arrangements contemplated by this Agreement, that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which Target or any Subsidiary of Target is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code. Section 3.22(x) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

3.23     Employee Benefit Plans.

(a)     Target Employee Plans. Section 3.23(a) of the Target Disclosure Schedule contains an accurate and complete list, with respect to Target and any other Person within the controlled group of corporations with Target or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for direct or indirect compensation, severance benefits, termination pay, retention pay, deferred compensation, performance awards, stock or stock-related options or awards, pension benefits, retirement benefits, profit-sharing benefits, savings benefits, disability benefits, sick leave, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, paid time off or sabbatical benefits, repatriation or expatriation benefits, tax gross ups, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, director or consultant (collectively, the “Target Employee Plans”); provided, however, that Section 3.23(a) of the Target Disclosure Schedule need not list employment offer letters that may be terminated by the Target, its Subsidiaries or their ERISA Affiliates at will, for any reason or no reason, without notice or liability, and other service agreements that may be terminated by the Target, its Subsidiaries or their ERISA Affiliates at will, for any reason or no reason, without liability. None of Target, its Subsidiaries and their ERISA Affiliates has made any plan or commitment to establish any new Target Employee Plan or to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any Applicable Law, in each case, as previously disclosed to Acquiror in writing, or as required by this Agreement).

(b)     Documents. Target has made available to Acquiror (i) current, correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents (or a summary of any oral Target Employee Plan), (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements, group insurance contracts and other funding vehicles, and all employment agreements including all amendments thereto, (vi) each affirmative action plan, if applicable, (vii) all communications material to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Target or any of its Subsidiaries or ERISA Affiliates, (viii) all correspondence to or from any Governmental Entity relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all discrimination tests for each Target Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Target Employee Plan, to the extent applicable, (xiii) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA, (xiv) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan intended to be qualified under Section 401(a) of the Code, (xv) the most recent IRS Form 1095-C report of Health Insurance Offer and Coverage, and (xvi) all rulings or notices issued by a Governmental Entity with respect to each Target Employee Plan.

(c)     Target Employee Plan Compliance. Target and its Subsidiaries and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation in any material respect of, and to the Target’s Knowledge there has not occurred any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with Applicable Law, including ERISA or the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan and no fact or circumstance exists that would make such an action, suit or claim likely to occur. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Target or any ERISA Affiliate (other than ordinary administration expenses). There are no, and in the past six (6) years have been no, audits, inquiries or proceedings pending or threatened by the IRS, the United States Department of Labor, or any other Governmental Entity with respect to any Target Employee Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate is subject to any fine, assessment, penalty or other Tax or liability with respect to any Target Employee Plan under Title I of ERISA or Chapter 43 of the Code or otherwise by operation of law or contract. Target and its applicable Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. There is no event that could give rise to loss of the tax-qualified or tax-exempt status of any Target Employee Plan. All contributions, transfers and payments in respect of any Target Employee Plan maintained in the United States or otherwise subject to the Code, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code. Target and its Subsidiaries have paid all amounts each is required to pay as contributions to the Target Employee Plans as of the date of this Agreement; all benefits accrued under any unfunded Target Employee Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP.

(d)     No Pension Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or incurred an obligation to contribute (whether directly or indirectly through a leasing agreement) to any Target Employee Plan that is (i) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code or (ii) a Target Employee Plan in which stock of Target, any Subsidiary of Target or any ERISA Affiliate is or was held as a plan asset.

(e)     No Self-Insured Target Employee Plan. Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to or incurred an obligation to contribute to any self-insured “group health plan” (within the meaning of Section 5000(b)(1) of the Code) that (i) provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or other similar program), including any such plan pursuant to which a stop-loss policy or contract applies or (ii) is a “funded welfare plan” within the meaning of Section 419 of the Code.

(f)     Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has Target, any Subsidiary of Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Sections 3(37) or 4001(a)(3) of ERISA). Neither Target, nor any Subsidiary of Target, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to (i) any multiple employer plan or to any plan described in Section 413 of the Code or (ii) any “multiple employer welfare arrangement” as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g)     No Post-Employment Obligations. No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA, or other applicable statute, and neither Target nor any Subsidiary of Target nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)     COBRA; FMLA; CFRA; HIPAA; ACA. Target, its Subsidiaries and each ERISA Affiliate have complied in all material respects with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Patient Protection and Affordable Care Act of 2010 and any similar provisions of federal, state or foreign law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Target and its Subsidiaries and its ERISA Affiliates have performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. Neither Target nor any of its Subsidiaries nor any of its ERISA Affiliates has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. There are no facts or circumstances that would be reasonably likely to subject Target, its Subsidiaries or its ERISA Affiliates to any assessable penalty under Section 4980H of the Code with respect to any period prior to the Closing Date.

(i)     Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, change of control, golden parachute, bonus, tax gross up, or otherwise), becoming due to any current or former employee, director or consultant, (ii) result in any forgiveness of Indebtedness of any current or former employee, director or consultant, (iii) increase any benefits otherwise payable by Target or any of its Subsidiaries or ERISA Affiliates to any current or former employee, director or consultant or (iv) result in the acceleration of the time of funding, payment or vesting of any such benefits to any current or former employee, director or consultant except as required under Section 411(d)(3) of the Code (any of the foregoing a “Change of Control Liability”).

(j)     Foreign Target Employee Plan. With respect to each Target Employee Plan which is (x) subject to the laws of any jurisdiction outside of the United States, or (y) is entered into, maintained, administered or contributed to by Target or any of its Subsidiaries and covers any employee or former employee, consultant or director of Target or any of its Subsidiaries who resides or works outside the United States (a “Foreign Target Employee Plan”), the Foreign Target Employee Plan (i) has been maintained in all material respects in accordance with all applicable legal requirements and with its terms, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded, has been fully accrued for on the Target Financial Statements and will be fully accrued for on the Closing Balance Sheet, (iv) if not previously fully funded, will be fully funded as of the Closing Date (including with respect to benefits not then vested), and (v) if required to be registered, has been registered with the appropriate authorities and has been maintained in good standing with the appropriate regulatory authorities.

3.24     Employee Matters.

(a)     Employee Information. Section 3.24 of the Target Disclosure Schedule contains a list of the names of all employees (including part-time employees and temporary employees), leased employees, independent contractors and consultants of Target and its Subsidiaries. For each such employee, leased employee, independent contractor and consultant, Section 3.24 of the Target Disclosure Schedule indicates which Person or Persons (whether Target or one or more Subsidiaries of Target) employ such individual or have contracted the services of such individual, as applicable. For employees, the list shall contain their job position, location of work, full-time, part-time, or temporary status, their classification as exempt or non-exempt, hire date, specification of any term of employment or relationship of any other nature prior to hiring date, leave of absence status, annual salary or wages, any commission or bonus for the most recent calendar year, visa status and type and any accrued but unpaid vacation balance. For independent contractors and consultants, the list contains the date of initial service, location of work, and terms of compensation.

(b)     Compliance with the Law. Target and its Subsidiaries are in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment, employee safety and health, wages, compensation, hours of work, classification of employees as exempt or non-exempt, classification of service providers as employees or independent contractors, Tax withholding, prohibited discrimination, equal employment, fair employment practices (including record keeping requirements), meal and rest periods, immigration status, data privacy and in each case, with respect to employees: (i) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) have duly classified and recorded as remuneration all compensation (in cash or in kind) in favor of their respective employees, pursuant to Applicable Laws, (iii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or reasonably expected or, to the Knowledge of Target, threatened, between Target or any Subsidiary of Target, on the one hand, and any or all of their respective current or former employees contractors or consultants, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, lay off, reduction in force, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage, employee agreement, or any employment or labor matter whatsoever. There are no pending or, to the Knowledge of Target, threatened, or reasonably anticipated claims or actions against Target, any Subsidiary of Target, or any trustee of Target or of a Subsidiary of Target under any worker’s compensation policy, long-term disability plan or policy or similar policy. Neither Target nor any Subsidiary of Target has any unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. Target and its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. Target is not party to a conciliation agreement, consent decree or other agreement or order with any foreign, federal, state or local agency or governmental authority with respect to employment practices. The services provided by the employees of Target and its Subsidiaries are terminable at the will of Target and its Subsidiaries, and any such termination would result in no liability to Target or Subsidiary of Target. Section 3.24(b) of the Target Disclosure Schedule lists all Contracts between the (i) Target or any of the Subsidiaries of Target and (ii) any employee, director or consultant, which provides for liabilities that result from the termination by Acquiror or Target or a Subsidiary of Target of such Person’s employment or provision of services, a change of control of Target or a Subsidiary of Target, or a combination thereof. Neither Target, nor any Subsidiary of Target, has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any employee leased from another employer, or with respect to any employee currently or formerly classified as exempt from overtime wages. Neither Target nor its Subsidiaries have established any rights on the part of their employees to additional compensation with respect to any period after Closing.

(c)     Labor. No work stoppage, labor dispute, slowdown, or concerted refusal to work overtime, or labor strike against Target or any Subsidiary of Target is pending, or, to the Knowledge of Target, threatened, or reasonably anticipated. There are no activities or proceedings of any labor union to organize any of Target’s or its Subsidiaries’ employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Target, threatened, or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices. Neither Target nor any Subsidiary of Target has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Target nor any Subsidiary of Target presently is, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council agreements or procedures, or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target or any Subsidiary of Target.

(d)     WARN. Within the past year, neither Target nor any Subsidiary of Target has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law. Neither Target nor any Subsidiary of Target has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(e)     No Interference or Conflict. No stockholder, director, officer, employee or, to the Knowledge of Target, any consultant of Target or any Subsidiary of Target is obligated under any Contract, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with such Person’s efforts to promote the interests of Target and its Subsidiaries or that would interfere with the Target Business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Target Business as presently conducted or currently proposed to be conducted nor any activity of such officers, directors, employees or, to the Knowledge of Target, consultants, in connection with the carrying on of the Target Business as presently conducted or currently proposed to be conducted will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound with Target or any of its Subsidiaries as a counterparty thereto.

(f)     Severance Pay. Target is not aware of any circumstance whereby any employee of Target or any of Subsidiary of Target might validly demand any claim for compensation upon termination of employment beyond the statutory severance pay or benefits to which such employee is entitled and which has been fully funded or provided for by Target or its Subsidiaries. Other than statutory severance mandated by applicable law, any contracts with employees which require Target to provide severance are listed on Section 3.24(f) of the Target Disclosure Schedule. All contributions required to be paid with respect to workers’ compensation arrangements of Target or any of its Subsidiaries have been made or accrued as a liability in the Target Financial Statements.

3.25     Insurance. Section 3.25 of the Target Disclosure Schedule sets forth a complete and accurate list of all policies of insurance and bonds entered into by Target and its Subsidiaries. All such policies and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. There is no threatened termination of, or material premium increase with respect to, any of such policies.

3.26     Compliance with Laws. Target and its Subsidiaries have complied in all material respects with, are not in material violation of, and have not received any written notices of violation with respect to, any Applicable Law with respect to the conduct of their business, or the ownership or operation of their business.

3.27     Brokers’ and Finders’ Fee. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.28     International Trade Matters. Target and its Subsidiaries are, and at all times have been, in compliance with, and have not been and are not in violation of, any International Trade Law (as defined below), including all Applicable Law related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Target and its Subsidiaries have at all times obtained, utilized and maintained all applicable licenses, license exceptions, authorizations, approvals, clearances and classifications required by International Trade Law. Target and its Subsidiaries have at all times timely submitted all filings, notifications and reports to each and every Governmental Entity required under International Trade Law for the development, design, manufacture, sale, export, re-export and transfer of Target products, software, or technology. As of the date of this Agreement, Target, its Subsidiaries or any other Person for whose conduct they are or may be held to be responsible, have not received any actual or threatened in writing order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law. Target and its Subsidiaries maintain a compliance program appropriate to promote and achieve compliance with the requirements of International Trade Law. “International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder and any similar laws of any other applicable jurisdiction.

3.29     Sanctions. (i)      None of Target, any of its Subsidiaries, or any director, officer, or employee thereof, or, to the Knowledge of Target, agent, affiliate or representative of Target or any of its Subsidiaries, is a Person that is, or is owned or controlled by one or more Persons that are (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (B) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, Cuba, Iran, North Korea, Sudan and Syria) and (ii) Target and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions without specific authorization. Target maintains a compliance program appropriate to promote and achieve compliance with the requirements of Sanctions laws.

3.30     Absence of Unlawful Payments. None of Target, any Subsidiary of Target, or any director, officer, or to the Knowledge of Target, employee, agent or representative of Target or a Subsidiary of Target, nor, to the Knowledge of Target, any Person acting on behalf of any of the aforementioned Persons, has offered, authorized, made, paid or received, or will in the future offer, authorize, make, pay or receive, directly or indirectly, any bribes, kickbacks, or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any person; nor have any of them, directly or indirectly, committed any violation of any applicable anti-corruption law or regulation, including the U.S. Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq. (“FCPA”).

3.31     Compliance with Rights of First Refusal. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Merger or any other transaction contemplated by this Agreement, will result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, any Contract to which Target or any Subsidiary of Target is a party that provides for any right of notice, right of first refusal, right of first offer, right of first negotiation or similar right directly or indirectly applicable to this Agreement, the Merger or any other transaction contemplated by this Agreement.

3.32     Effect of the Transaction. No creditor, employee, consultant or customer or other Person having a material business relationship with Target or any Subsidiary of Target has informed Target or any Subsidiary of Target that such Person currently intends to change such Person’s relationship with Target or any Subsidiary of Target as a result of this Agreement or any of the transactions contemplated hereby, nor is there any such intent.

3.33     Section 2115. Target is not subject to the requirements of subdivision (b) of Section 2115 of the CCC pursuant to the terms of such Section 2115.

3.34     Representations Complete. To the Knowledge of Target, none of the representations or warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement or any written statement furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omit or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

4.     Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1     Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror.

4.2     Authority.

(a)     Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

(b)     No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.3     Litigation. There are no pending proceeding and no Person has threatened to commence any proceeding that involves Acquiror or Merger Sub, or in which Acquiror or Merger Sub is a plaintiff, complainant or defendant that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated by this Agreement.

5.     Conduct Prior to the Effective Time.

5.1     Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except (v) as required by the Spinoza Purchase Agreement to complete the transaction set forth therein, (w) to the extent expressly provided otherwise in this Agreement, (x) as necessary to comply with applicable legal requirements, (y) as consented to in writing by Acquiror (which consent shall not unreasonably be withheld, delayed or conditioned) or (z) as set forth on a subsection of Schedule 5.1 of the Target Disclosure Schedule that corresponds to the applicable subsection of this Section 5.1), with respect to itself and all of its Subsidiaries: (A) to carry on the Target Business in the usual, regular and ordinary course consistent with past practices; (B) to pay its debts and Taxes when due subject to (i) any good faith disputes over such debts or Taxes; and (ii) Acquiror’s consent to the filing of material Tax returns, if applicable; (C) to pay or perform other obligations when due; and (D) to use commercially reasonable efforts to preserve intact its present business organizations, maintain the value of the Target Business as a going concern, keep available the services of its present officers and Key Employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the foregoing, Target shall not, and shall cause its Subsidiaries to not, do, cause or permit any of the following (except (w) to the extent expressly provided otherwise in this Agreement, (x) as necessary to comply with applicable legal requirements, (y) as consented to in writing by Acquiror (which consent shall not unreasonably be withheld, delayed or conditioned) or (z) as set forth on a subsection of Schedule 5.1 of the Target Disclosure Schedule that corresponds to the applicable subsection of this Section 5.1):

(a)     Charter Documents. Cause or permit any amendments to its Restated Certificate or Bylaws.

(b)     Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service at cost.

(c)     Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of Target Options or other rights granted under the Target Incentive Plans or authorize cash payments in exchange for any Target Options or other rights granted under any of such plans or adopt any form of equity based compensation plan.

(d)     Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of Target Capital Stock pursuant to the exercise of Target Options outstanding as of the date of this Agreement.

(e)     Intellectual Property. Enter into or amend any Contracts pursuant to which Target transfers or licenses to any Person or entity any rights to its Intellectual Property Rights or any other party is granted rights of any type or scope with respect to any of Target’s proposed products or Intellectual Property Rights, other than non-exclusive licenses to customers or suppliers of Target that are terminable for any reason by Target upon no more than thirty (30) days’ notice.

(f)     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than in the ordinary course of business consistent with past practice.

(g)     Indebtedness. Incur any Indebtedness for borrowed money, make any loans or advances, or guarantee any such Indebtedness, or issue or sell any debt securities or guaranty any debt securities of others.

(h)     Agreements. Enter into, terminate or amend (subject to Section 6.17), any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof.

(i)     Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $25,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, and other than as permitted hereunder.

(j)     Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate.

(k)     Insurance. Terminate, cancel, amend, modify, allow to lapse, fail to renew or materially reduce the amount of any insurance coverage provided by existing insurance policies.

(l)     Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business.

(m)     Employee Benefit Plans; New Hires or Adverse Actions; Pay Increases. Amend any Target Employee Plan or adopt any plan that would constitute a Target Employee Plan except in order to comply with Applicable Law, or hire any new employee or terminate any employee other than for cause, pay any discretionary bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date hereof and listed in Section 3.23(a) of the Target Disclosure Schedule), grant or promise any incentive compensation or increase the benefits, salaries or wage rates of its employees, or change the material terms of employment or engagement thereof; or terminate or demote any Key Employee or encourage any employees to reign from Target.

(n)     Severance Arrangements. Grant or pay any severance or termination pay or benefits to any director, officer or employee, except for payments made pursuant to statutory obligations or written agreements outstanding on the date hereof and disclosed in Section 3.23(a) of the Target Disclosure Schedule.

(o)     WARN. Terminate any employees prior to the Closing under circumstances that would trigger any notice or other obligations under the WARN Act or similar state or local law prior to the Closing.

(p)     Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Target Business, provided that it consults with Acquiror prior to the filing of such a suit or (iii) for a breach of this Agreement; or enter into any settlement agreement with respect to any lawsuit.

(q)     Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole.

(r)     Business Lines. Commence or terminate, or make any change in, any line of business of Target or any of its Subsidiaries or commence any operation in any jurisdiction other than where Target or any of its Subsidiaries operates as of the date hereof.

(s)     Taxes. (i) Make, change or revoke any Tax election, (ii) change an annual accounting period, (iii) change any accounting method, (iv) file any amended Return, (v) enter into, cancel or modify any closing agreement, (vi) settle any Tax claim or assessment, (vii) surrender any right to claim a refund of Taxes, (viii) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, (ix) destroy or dispose of any books or records with respect to Tax matters relating to any Tax periods for which the statute of limitations is still open, (x) prepare any Tax return in a manner inconsistent with the past practices of Target or applicable Subsidiary with respect to the treatment of any material items on prior Returns, or (xi) incur any liability for Taxes other than in the ordinary course of business.

(t)     Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP.

(u)     Accounting Treatment. Make or change any GAAP accounting treatment election, adopt or change any accounting period or method, except in each case as required by changes in GAAP as concurred with its independent auditors and after notice to Acquiror.

(v)     Bankruptcy. File a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws.

(w)     Other. Take or agree in writing or otherwise to take, or permit any of its Subsidiaries to take, any of the actions described in Sections 4.3 through (v) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.2     No Solicitation.

(a)     From and after the date of this Agreement and until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, Target, its Subsidiaries, and their respective directors, officers, employees, representatives or agents will not, directly or indirectly, or otherwise: (i) solicit, knowingly encourage, initiate, review or participate in any negotiations or discussions with respect to any offer, indication of interest or proposal, whether oral, written, or otherwise, formal or informal, to, directly or indirectly, acquire all or any part of Target’s or its Subsidiaries’ business or assets of any kind, whether by purchase of assets, exclusive license, purchase of stock, merger or other business combination, or otherwise (any of the foregoing being an “Competing Proposed Transaction”); (ii) disclose any information to any person concerning Target and its Subsidiaries and which Target believes or should reasonably know would be used for the purposes of formulating any offer, indication of interest or proposal for a Competing Proposed Transaction; (iii) assist, cooperate with, facilitate or encourage any person to make any offer, indication of interest or proposal for a Competing Proposed Transaction (directly or indirectly); (iv) discuss, negotiate, agree to, enter into a contract, arrangement or understanding regarding, approve, recommend or endorse any Competing Proposed Transaction; or (v) authorize or permit any of Target’s Representatives to take any such action. Target will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date hereof with respect to any Competing Proposed Transaction. If any Representative or Stockholder of Target, whether in such Person’s capacity as such or in any other capacity, takes any action that Target is obligated pursuant to this Section 5.2(a) to cause such Representative or Stockholder not to take, then Target, as applicable, shall be deemed for all purposes of this Agreement to have breached this Section 5.2(a).

(b)     Target, as the case may be, shall immediately notify Acquiror promptly (and no later than twenty-four (24) hours) after receipt by Target (or its Representatives) of a (i) Competing Proposed Transaction, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposed Transaction or (iii) any request for nonpublic information in connection with a Competing Proposed Transaction or for access to the properties, books or records of Target by any Person or entity that informs Target that it is considering making, or has made, a Competing Proposed Transaction. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact, including the proposed price. Target and the Securityholders’ Agent, as applicable, shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a complete and correct copy thereof, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Target shall provide Acquiror with forty-eight (48) hours’ prior notice (or such lesser prior notice as is provided to the members of the Target’s board of directors) of any meeting of Target’s board of directors at which Target’s board of directors is reasonably expected to discuss any Competing Proposed Transaction.

6.     Additional Agreements.

6.1     Information Statement. As soon as reasonably practicable (and in any event no later than five (5) Business Days following the date of this Agreement), Target shall prepare an initial draft of the Information Statement and provide such draft to Acquiror for Acquiror’s review and approval, not to be unreasonably withheld or delayed (it being understood that Acquiror shall be deemed to have approved the initial draft of the Information Statement if it has not commented on the same within four (4) Business Days of receipt). No later than two (2) Business Days following Acquiror’s approval of the Information Statement, Target shall submit to the Stockholders the Information Statement and the Written Consent and Joinder in the form attached hereto as Exhibit A adopting, among other things, this Agreement. Target shall promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with Applicable Law. Any and all amendments or supplements to the Information Statement submitted to the Stockholders shall be subject to Acquiror’s advance review and approval, not to be unreasonably withheld or delayed. Anything to the contrary contained herein notwithstanding, Target shall not include in any such amendment or supplement any information with respect to Acquiror unless the form and content of which information shall have been approved by Acquiror prior to such inclusion.

6.2     Approval of Stockholders. Target shall take all action necessary in accordance with Delaware Law, other Applicable Law and the Restated Certificate and Bylaws of Target to obtain signatures on the Written Consent and Joinder from Stockholders holding the Required Stockholder Approval, and shall use commercially reasonable efforts to obtain signatures from all Stockholders.

6.3     Access to Information.

(a)     Subject to compliance with Applicable Law, Target shall afford Acquiror and its accountants, counsel and other Representatives, reasonable access during normal business hours from the period from beginning on the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time to (i) all of Target’s and its Subsidiaries’ properties, personnel, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request.

(b)     Subject to compliance with Applicable Law, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)     No information or Knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.4     Confidentiality. The parties acknowledge that Acquiror (or one of its Affiliates) and Target have previously executed a letter agreement dated February 27, 2019 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms, as if such Confidentiality Agreement were entered into directly by each of the parties hereto.

6.5     Public Disclosure. Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior written approval of the other, except as may be required by Applicable Law.

6.6     Regulatory Approval; Further Assurances.

(a)     Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, but in no event later than ten (10) Business Days after the date hereof with respect to filings under the HSR Act, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, Acquiror and Target shall take commercially reasonable actions and shall file and use commercially reasonable efforts to obtain early termination of the applicable waiting period under the HSR Act. Subject to Sections 6.6(c) and 6.6(d), Target and Acquiror shall take commercially reasonable efforts to respond as promptly as practicable to (1) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of Target and Acquiror shall promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger.

(b)     Subject to Sections 6.6(c) and 6.6(d), Acquiror and Target shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Sections 6.6(c) and 6.6(d), each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(c)     Each of Acquiror and Target shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).

(d)     Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause Target to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause Target to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property Rights, or commit to cause Target to license or otherwise make available to any Person any Intellectual Property Rights, software or other Technology; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or commit to cause Target to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of Target; (vi) litigate, appeal, or participate in the litigation or appeal of any proceeding, whether judicial or administrative.

6.7     Notification of Certain Matters. Each of Target and Acquiror shall give prompt notice to the other if any of the following occurs after the date of this Agreement and prior to the earlier of the termination of this Agreement or the Effective Time: (a) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied; (e) the commencement or threat in writing of any action involving or affecting Target or any of its properties or assets; (f) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by Target or Acquiror of any provision of this Agreement applicable to it; (g) the occurrence of any fact or event of which such party becomes aware that results in the inaccuracy in any representation or warranty of such party in this Agreement; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect of Target; provided, that the delivery of any notice by any party pursuant to this provision shall not modify any representation or warranty of such party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other parties and the failure of the party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the party disclosing such information. Target’s breach of this Section 6.7 shall not be deemed to be a breach of covenant under this Section 6.7 for any purpose under this Agreement but shall instead constitute only a breach of the underlying representation, warranty or covenant, as the case may be.

6.8     Cancellation of Target Options. No Target Options, whether vested or unvested, shall be assumed by Acquiror in the Merger. Target shall deliver to Acquiror prior to the Closing Date evidence reasonably satisfactory to Acquiror that all Target Options, whether vested or unvested, shall terminate upon and will not be exercisable on or after the Closing Date.

6.9     Cancellation of Target Warrants. No Target Warrants, whether vested or unvested, or other rights to acquire Target Capital Stock, whether vested or unvested, shall be assumed by Acquiror in the Merger. Target shall deliver to Acquiror prior to the Closing Date evidence reasonably satisfactory to Acquiror that all Target Warrants, whether vested or unvested, shall terminate upon and will not be exercisable on or after the Closing Date.

6.10     Employees.

(a)     From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, Target will use commercially reasonable efforts in consultation with Acquiror to retain the Key Employees through the Closing.

(b)     Schedule 6.10(b) sets forth the Continuing Employees. Each such Continuing Employee shall be required to sign Acquiror’s standard form of confidentiality and proprietary information and inventions assignment agreement, acknowledgements of Acquiror’s standard policies, and such other agreements as Acquiror may require.

(c)     Prior to the Closing Date, the employees listed on Schedule 6.10(c)-1 and on Schedule 6.10(c)-2 (collectively, the “Terminating Employees”) shall be notified of their termination at Closing. The employees listed on Schedule 6.10(c)-1 who are in the United States shall be terminated immediately prior to and contingent upon the Closing. The employees listed on Schedule 6.10(c)-1 who are outside of the United States shall be terminated immediately prior to and contingent upon the Closing, to the extent allowed under Applicable Law and pursuant to applicable employment agreements. The employees listed on Schedule 6.10(c)-2 shall be terminated contingent upon Closing, within that number of days as is set forth on Schedule 6.10(c)-2. Any severance or other obligations relating to the termination of Terminating Employees including the employer share of employment taxes related thereto (the “Termination Severance”) shall be the responsibility of Target up to the lesser of (i) $1,500,000 and (ii) one half of the total Termination Severance paid to Terminating Employees (the “Severance Cap”); provided that Acquiror shall bear the cost of any Termination Severance in excess of the Severance Cap (such Acquiror’s share of Termination Severance is referred to as the “Acquiror Termination Severance”). For the avoidance of doubt, any transition stay bonus provided by Acquiror to any Terminating Employee following the Closing, including the employer share of employment taxes related thereto, shall not be considered Termination Severance and shall be the sole responsibility of Acquiror.

(d)     All earned but unpaid wages, vacation, sick leave and PTO or other benefits, in each case, earned or accrued through 11:59 p.m. on the Closing Date, and all unpaid bonuses allocable to periods through 11:59 p.m. on the Closing Date, whether or not earned (“Accrued Employee Liabilities”), shall be treated as a Target Transaction Expense hereunder to the extent not included in Current Liabilities. Except as set forth in subsection (c) above, any Termination Severance payable to Terminating Employees, shall be paid by Target and shall be treated as Target Transaction Expenses hereunder to the extent not included in Current Liabilities.

(e)     Effective as of the day immediately preceding the Closing Date, and contingent upon the Closing and without liability to Acquiror, Target and any ERISA Affiliate shall terminate all Target Incentive Plans and, if requested by Acquiror, all Target Employee Plans, other than any Target Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”). Target shall provide Acquiror with evidence that such Target Incentive Plans and Target Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Target’s board of directors or any applicable committee thereof. The form and substance of such resolutions shall be subject to reasonable review and approval by Acquiror.

(f)     Acquiror agrees that subject to Applicable Law: (i) Continuing Employees shall be eligible to participate either in Target Employee Plans at preexisting levels or in the retirement, health, vacation and other employee benefit plans of Acquiror, including equity incentive opportunities, other than the Transition Bonus Plan (the “Acquiror Benefit Plans”) that are generally made available by Acquiror to similarly situated employees and subject to the terms and conditions of such plans; (ii) certain transitioning out and continuing employees and contractors or consultants, as determined by Acquiror and Target’s Chief Executive Officer in their discretion, shall be eligible to participate in a bonus plan that provides for a retention pool of $5,000,000 in cash, pursuant to the standard form of enrollment letter thereunder (the “Transition Bonus Plan”) to be established by Acquiror effective as of, and conditional upon, the Closing, subject to the terms and conditions of the Transition Bonus Plan, and subject to such employees and contractors or consultants’ due execution and delivery to Acquiror of an enrollment letter to the Transition Bonus Plan (including, to the extent allowed by Applicable Law, a valid and enforceable general release and waiver of claims in favor of Target, Acquiror, the Surviving Corporation and their Affiliates); provided, however, that nothing in this Section 6.10 or elsewhere in this Agreement shall limit the right of Acquiror after the Closing to amend or terminate any such Acquiror Benefit Plans at any time in accordance with their terms; and (iii) all offers of employment made to Continuing Employees and Key Employees, shall include a base rate of cash compensation and target incentive cash compensation, and incentive equity opportunities and benefits, which, taken together, are equal to or greater than those currently provided to such employees of Target and its Subsidiaries on the date hereof.

(g)     With respect to the Acquiror Benefit Plans and to the extent permitted under such Acquiror Benefit Plans and under Applicable Law, (i) credit for service accrued by Continuing Employees (and eligible dependents) for employment with Target prior to the Effective Time shall be recognized for purposes of eligibility and vesting (but not with respect to the accrual of any benefits or to the extent necessary to prevent duplication of benefits) and (ii) Acquiror shall use reasonable efforts to cause (1) all waiting periods, preexisting-condition exclusions, evidence-of-insurability requirements, and actively-at-work or similar requirements of such Acquiror Benefit Plans to be waived for each Continuing Employee and his or her covered dependents and (2) all eligible expenses incurred by such Continuing Employee and/or his or her covered dependents under a corresponding Target Employee Plan on the date such Continuing Employee’s participation in the Acquiror Benefit Plan begins to be given full credit under such Acquiror Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year (as if such amounts had been paid in accordance with such Acquiror Benefit Plan to the extent credited under the corresponding Target Employee Plan).

(h)     Nothing in this Section 6.10 or elsewhere in this Agreement shall constitute an amendment to, or be construed as amending, modifying or terminating any benefit plan, program, arrangement or agreement, or be construed to create a right in any employee of Target or Acquiror to employment with Acquiror, the Surviving Corporation, Target or any other Subsidiary of Acquiror or Target and, subject to any other binding written agreement between an employee and Acquiror, the employment of each Continuing Employee shall be “at will” employment to the maximum extent permitted by Applicable Law. Notwithstanding anything in this Agreement to the contrary, no Continuing Employee or other employee of Target or any of its Subsidiaries, or any beneficiary or dependent thereof, will be deemed to be a third-party beneficiary of this Section 6.10 or any other provision of this Agreement.

(i)     Section 280G Matters.

(i)     Target will obtain and deliver to Acquiror, prior to the initiation of the procedure described in ☒subsection (ii) of this Section 6.10(i), an excess parachute payment waiver, in the form previously approved by Acquiror, from each Person who Target and Acquiror reasonably agree is, with respect to Target or any of its Subsidiaries or its ERISA Affiliates, a “disqualified individual” (within the meaning of Section 280G of the Code) and who would otherwise receive or have the right or entitlement to receive or retain a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from Target or any of its Subsidiaries or its ERISA Affiliates, or from Acquiror or any trade or business (whether or not incorporated) that is a member of a controlled group or which is under common control with Acquiror within the meaning of Section 414 of the Code, under Section 280G of the Code in connection with the transactions contemplated by this Agreement (including in connection with certain changes in any such Person’s employment circumstances following the consummation of the Merger). By the execution of such waiver agreement, the Person executing the waiver will agree to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless Target’s stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(ii)     At least two (2) Business Days prior to Closing, Target will submit the payments which are waived pursuant to the waiver agreements described in subsection (i) of this Section 6.10(i) to its stockholders and the holders of the voting power of any entity stockholder for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

6.11     Expenses. Whether or not the Merger is consummated, all Transaction Expenses and any other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. For purposes of clarity, and notwithstanding the foregoing, (i) any Target Transaction Expenses which remain unpaid at Closing shall be deducted from the Closing Merger Consideration paid hereunder, as provided in the applicable provisions of this Agreement, and (ii) neither the Surviving Corporation nor Acquiror shall be responsible for payment or reimbursement of the Target Transaction Expenses.

6.12     Payment of Indebtedness for Borrowed Money; Release and Termination of Security Interests. On or prior to the Closing, (a) Target shall repay all obligations or other Indebtedness for borrowed money, and (b) Target shall use its commercially reasonable efforts to seek and obtain the release of any and all outstanding security interests in any of the assets of Target or any of its Subsidiaries and to terminate all UCC financing statements which have been filed with respect to such security interests.

6.13     Required Contract Consents. Target shall use its commercially reasonable efforts to obtain all Required Contract Consents and to deliver such consents to Acquiror.

6.14     Tax Matters.

(a)     Allocation of Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall to the fullest extent admissible under Applicable Law of the corresponding federal, state, provincial and/or local jurisdiction (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Any deductions attributable to cancellation of stock options or payment of any Target Transaction Expenses shall be allocated to the Pre-Closing Tax Period to the fullest extent permitted by applicable Tax law.

(b)     Preparation of Returns. Target shall prepare or cause to be prepared and file or cause to be filed all Returns for Target for the Pre-Closing Tax Period and Straddle Period that are required to be filed on or before the Closing Date. Target shall provide Acquiror a reasonable period of time to review and comment on all such Returns described in the preceding sentence prior to filing and shall consider such comments in good faith. Acquiror shall prepare or cause to be prepared and file or cause to be filed all Returns for Target for the Pre-Closing Tax Period and Straddle Period that are required to be filed after the Closing Date. All such Returns filed by Acquiror after the Closing Date will be prepared in a manner consistent with the past practice and custom of Target to the extent consistent with Applicable Law. Acquiror shall permit the Securityholders’ Agent to review and comment on each income Return relating to or including a Pre-Closing Tax Period prior to filing and shall make such revisions to such Returns as reasonably requested. Acquiror may recover from the Escrow Fund, without duplication of any amount recovered pursuant to Section 9 an amount equal to such Taxes of Target or any of its Subsidiaries for such periods to the extent such Taxes were not taken into account in determining Closing Merger Consideration calculated based on the items set forth on the Closing Date Schedule, as finally determined in accordance with Section 2.11(b).

(c)     Tax Contests. After the Closing Date, Acquiror, Target and the Securityholders’ Agent, respectively, shall inform the other party in writing of the commencement of any audit, examination, proceeding or self-assessment relating in whole or in part to Taxes for a Pre-Closing Tax Period (“Tax Contest”) for which Acquiror may be entitled to indemnity from the Stockholders under this Agreement. After the Closing Date, Acquiror shall have the exclusive right to represent the interests of Target in any and all Tax Contests; provided, however, that the Securityholders’ Agent shall have the right to participate in any such Tax Contest and to employ counsel (at the expense of the Stockholders) of its choice (which counsel shall be reasonably acceptable to Acquiror) for purposes of such participation to the extent that any such Tax Contest could reasonably be expected to result in a Tax indemnification liability of the Stockholders pursuant to this Agreement. In the event that Acquiror proposes to compromise or settle any Tax Contest, or consent or agree to any Tax liability, relating to Target that would result in an indemnity payment by the Stockholders, the Securityholders’ Agent shall have the right to review such proposed compromise, settlement, consent or agreement. Acquiror shall not agree or consent to compromise or settle any Tax Contest on a basis that would result in a liability of the Stockholders for indemnification unless the Securityholders’ Agent consents to such settlement, compromise or concession, which consent will not be unreasonably withheld, conditioned or delayed. The provisions of this Section 6.14(d) shall govern rather than the provisions of Section 9 in the event of any conflict.

(d)     Cooperation. Acquiror, Target and the Securityholders’ Agent shall cooperate fully as and to the extent reasonably requested by the other party in connection with the preparation and filing of any Return required of Target, and the defense of any Tax Contest, claim, audit, litigation or other proceeding, with respect to Taxes which may be payable by Target for a Pre-Closing Tax Period. Acquiror, Target and the Securityholders’ Agent agree to abide by all record retention requirements of, or record retention agreements entered into with, any federal, state, provincial and/or local Tax authority.

(e)     Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne and paid by the Stockholders when due. The party responsible under Applicable Law for submitting payment of such Taxes to the applicable Tax authority shall file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees. If required by Applicable Law, Acquiror or Target shall join in the execution of any such Returns and other documentation.

(f)     Tax Refunds. Tax refunds that are received by Acquiror, Target or any of their Affiliates that relate to Taxes paid by the Target or any of its Subsidiaries for any Pre-Closing Tax Period shall be for the account of the Stockholders. Acquiror shall or cause to be paid to the Stockholders their proportionate share of any such Tax refund, less any Taxes incurred in connection with such Tax refund and reasonable out-of-pocket costs incurred solely for in connection with obtaining such refund, within 30 calendar days after receipt thereof.

6.15     D&O Insurance.

(a)     Subject to Section 6.15(b), if the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquiror will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Target to its directors and officers as of immediately prior to the Effective Time (the “Target Indemnified Parties”) pursuant to any indemnification provisions under the Restated Certificate or bylaws as in effect on the date of this Agreement and pursuant to any indemnification agreements between Target and such Target Indemnified Parties as in effect on the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 6.15(a) on or prior to the sixth anniversary of the Closing Date shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.15(a) shall not apply to any claim based on a claim for indemnification made by an Acquiror Indemnified Person pursuant to Section 9.

(b)     Prior to the Closing, Target shall obtain and fully pay the premium for the non-cancellable extension of Target’s existing directors’ and officers’ liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Target’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Target by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (the “Tail Policy”); provided that Target shall give Acquiror a reasonable opportunity to participate in the selection of the Tail Policy and Target shall give reasonable and good faith consideration to any comments made by Acquiror with respect thereto.  If unpaid at Closing, the cost of the Tail Policy shall be treated as a Target Transaction Expense hereunder. If the Merger is consummated, neither Acquiror nor the Surviving Corporation will cancel the Tail Policy during its term.

(c)     This Section 6.15 is intended to be for the benefit of, and shall be enforceable by, the Target Indemnified Parties; provided that recourse shall first be against the Tail Policy until it is exhausted before recovery against Acquiror shall take place.

6.16     Resignation Letters. Target shall cause each officer and director of Target and its Subsidiaries to execute a resignation letter and general release substantially in the form attached hereto as Exhibit D (the “Resignation Letter”), which shall be effective as of, and contingent upon, the Closing.

6.17     Third Party Contracts. Target shall use its commercially reasonable efforts to cause (a) each of the Contracts listed or described on Schedule 6.17(a) to be terminated effective as of and contingent upon the Closing, including sending all required notices, such that each such Contract shall be of no further force or effect immediately following the Effective Time, (b) each of the Contracts listed or described on Schedule 6.17(b) to be amended as reasonably agreed by both parties, and (c) each of the Contracts listed or described on Schedule 6.17(c) to be transferred pursuant to the Spinoza Purchase Agreement; it being understood and agreed that any costs and expenses incurred by Target in connection with terminating, but not amending or transferring such Contracts, shall be considered Transaction Expenses.

6.18     Data Room USB. Target shall deliver, no later than ten (10) days following the date of this Agreement, a secured USB drive evidencing the documents and other materials that were made available to Acquiror, and indicating, for each such document or other material, the date that it was uploaded to the data room and made accessible to Acquiror and its Representatives in the data room (the “Data Room USB”).

6.19     Intellectual Property Infringement Notice. Target shall give Acquiror prompt notice of any Person that shall, to the Knowledge of Target, have provided Target with notice which alleges that any of the Target Intellectual Property or Target Technology, in whole or in part, infringes or otherwise violates any Intellectual Property Rights of such Person, or otherwise alleges that Target does not otherwise own or have the right to exploit such Intellectual Property Rights or Technology.

6.20     Assignment of Intellectual Property. Target shall cooperate with Acquiror in making arrangements, prior to the Closing Date, reasonably satisfactory to Acquiror to effect the assignment to Target of all Target Owned Intellectual Property and Technology owned or purported to be owned by Target or any Subsidiary of Target created by Target’s founders, employees and consultants and to use reasonable efforts to obtain the cooperation of such Persons to complete all appropriate patent and other filings related thereto. Target shall take commercially reasonable actions to maintain, perfect, preserve or renew the Target Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Target Registered Intellectual Property, received from Governmental Entities.

6.21     Consulting Agreements. In order to facilitate Acquiror’s integration of the Surviving Corporation following the Merger, Acquiror shall enter into consulting agreements with certain current or former employees of Target set forth on Schedule 6.21 on terms to be mutually agreed between such employees and Acquiror.

6.22     Additional Financial Statements. Target shall use its commercially reasonable efforts: (a) upon Acquiror’s request, to assist Acquiror and its Representatives in the preparation of any audited historical and pro forma financial statements of Target that may be required in connection with Acquiror’s reporting obligations to the Securities and Exchange Commission related to this Agreement or any of the transactions contemplated hereby (“Required Target Financials”), and (b) to reasonably promptly furnish such information as Acquiror may reasonably request in connection with the Required Target Financials.

6.23     R&W Insurance, Cyber and Technology Errors & Omissions Coverage and Products Liability Coverage. Acquiror shall use commercially reasonable efforts to obtain the R&W Insurance Policies. Each of Target and Acquiror shall, and shall cause each of their respective Affiliates and their Representatives to, cooperate with the other party, and shall execute and deliver such documents and take such actions as the other party may request, in order to enable Acquiror to obtain the R&W Insurance Policies. Prior to the Closing, Target shall use commercially reasonable efforts to obtain Cyber and Technology Errors & Omissions Coverage and Products Liability Coverage with limited in an amount acceptable to Acquiror.

6.24     Spinoza Purchase Agreement. Target shall not amend, modify or waive any of the terms or conditions of the Spinoza Purchase Agreement without the prior written consent of Acquiror.

6.25     Certain Tax Accruals. Prior to Closing, Target shall accrue as a liability the employer taxes with respect to Target’s Management Retention Plan.

7.     Conditions to the Merger.

7.1     Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)     Regulatory Approvals. Approvals from any Governmental Entity which, if not obtained or made, would reasonably be expected to have a Material Adverse Effect on Target or its Subsidiaries shall have been timely obtained. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, seeking any of the foregoing be pending, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c)     Spinoza Transaction. (i) The transactions contemplated by the Spinoza Purchase Agreement shall have closed, (ii) Acquiror shall have formed a subsidiary in Vietnam and received all business licenses necessary for such subsidiary to operate in Vietnam, and (iii) any Target intracompany balances will be reconciled prior to Closing and the treatment of any liability or receivable from Target’s Vietnam and India subsidiaries will be as agreed to between Spinoza, Acquiror and Target.

7.2     Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)     Representations, Warranties and Covenants. The representations and warranties of Target in this Agreement shall be true and correct in all material respects (other than the Fundamental Representations, which shall be true and correct in all respects) without regard to any qualification as to materiality or Material Adverse Effect contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date); provided that, in determining whether this Section 7.2(a) shall be satisfied in respect of the representations and warranties set forth in the first sentence of Section 3.19(b) shall only be required to be true and correct as to each “material customer” and “material supplier.”

(b)     Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)     Certificate of Officer. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by Target’s Chief Executive Officer certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)     Secretary’s Certificate. Acquiror and Merger Sub shall have received from Target’s Secretary, a certificate having attached thereto (i) the Restated Certificate as in effect immediately prior to the Effective Time, (ii) Target’s Bylaws as in effect immediately prior to the Effective Time, (iii) resolutions approved by Target’s board of directors authorizing the transactions contemplated hereby, (iv) resolutions approved by Target’s Stockholders authorizing the transactions contemplated hereby, and (v) certificates of good standing (including tax good standing) issued by the Delaware Secretary of State and for each other state or jurisdiction where Target and its Subsidiaries are qualified to do business, in each case dated as of a date no more than two (2) Business Days prior to the Effective Time.

(e)     Stockholder Approval. This Agreement and the Merger shall be approved by the Required Stockholder Approval.

(f)     Third Party Consents, Approvals, Waivers and Notices. Acquiror shall have been furnished with evidence reasonably satisfactory to it that Target has obtained the consents, approvals and waivers and sent the notices listed in Schedule 7.2(f) and that all such consents, approvals and waivers are in full force and effect.

(g)     No Governmental Litigation. There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or from Target, any damages or other relief that would be material to Acquiror or Target; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.

(h)     No Other Litigation. There shall not be pending or threatened any material legal proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(i)     Written Consent and Joinder. All Written Consent and Joinders shall be in full force and effect.

(j)     Cancellation of Target Options and Target Warrants. Target shall have provided Acquiror with evidence satisfactory to Acquiror of the cancellation of all Target Options and Target Warrants in accordance with Sections 6.8 and 6.9.

(k)     280G Payments. With respect to any payment of cash, stock or otherwise that constitutes a “parachute payment” pursuant to Section 280G of the Code, Acquiror will have received written evidence satisfactory to it that the Stockholders shall have (i) approved pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner in accordance with the waiver of those payments and benefits to be executed by the affected individuals in accordance with Section 6.10(i).

(l)     No Material Adverse Change. Since March 31, 2019, there shall not have occurred any Material Adverse Effect that is continuing.

(m)     Dissenters’ Rights. The Appraisal Rights Period shall have passed and expired, and upon such expiration, less than 10% of the shares of Target Capital Stock outstanding immediately prior to the Effective Time shall constitute shares of Target Capital Stock as to which the holders thereof have validly exercised and perfected appraisal or dissenter’s rights, without having withdrawn or forfeited such rights.

(n)     Termination of Target Employee Plans. The termination of the Target Incentive Plans, and, if requested, Target Employee Plans, required under Section 6.10(e) shall have been completed in accordance with Section 6.10(e) effective as of the day immediately preceding the Closing Date and Target shall have provided Acquiror, at least three (3) days before the Closing Date, with evidence that such Target Employee Plans have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of Target, in accordance with the provisions of Section 6.10(e).

(o)     Certificate of Merger. Target shall have delivered to Acquiror the Certificate of Merger duly executed by Target.

(p)     FIRPTA Documents. Target shall have delivered to Acquiror (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the Treasury Regulations, and (ii) the notification to the Internal Revenue Service required under Section 1.897 - 2(h)(2) of the Treasury Regulations.

(q)     Resignation Letters. Target shall have delivered to Acquiror a Resignation Letter from all officers and directors of Target and its Subsidiaries effective as of, and contingent upon, the Closing.

(r)     Key Employees. At least 85% of the Key Employees shall have remained continuously employed with Target from the date of this Agreement through the Closing and shall not have provided any notice (whether written or oral) indicating an intent to terminate or rescind any Key Employee Agreement.

(s)     Continuing Employees. At least (i) 90% of the Continuing Employees employed in Italy and (ii) 80% of all other Continuing Employees (excluding the Continuing Employees specified in clause (i) and excluding the Continuing Employees listed on Schedule 7.2(s)), in each case, other than the Key Employees, shall have remained continuously employed with Target from the date of this Agreement through the Closing and shall not have provided any notice (whether written or oral) indicating a bona fide intent to terminate their employment with Target.

(t)     Terminating Employees. Target shall have delivered to Acquiror evidence satisfactory to Acquiror that the Terminating Employees listed on Schedule 6.10(c)-1 (including designated Continuing Employees who have not accepted their offer letters with Acquiror), have been terminated as of the Closing Date, subject to compliance with Applicable Law and pursuant to applicable employment agreements.

(u)     Repayment of Indebtedness; Release and Termination of Security Interests. Target shall have delivered to Acquiror evidence satisfactory to Acquiror that (i) Target has repaid all Indebtedness for borrowed money in accordance with Section 6.12 and (ii) Target’s assets have been released from all security interests thereon and Target has taken all steps necessary to terminate (x) all UCC financing statements and (y) assignments of Intellectual Property Rights with the United States Patent and Trademark Office, which have been filed with respect to such security interests.

(v)     Payment Schedule. Acquiror shall have received the Payment Schedule, accompanied by the Representative Confirmation Letters.

(w)     D&O Tail Coverage. Target shall have obtained the directors’ and officers’ liability insurance tail coverage in accordance with Section 6.15.

(x)     Third Party Contracts. Each of the Contracts listed or described on Schedule 6.17(a) shall have been terminated, each of the Contracts listed or described on Schedule 6.17(b) shall have been amended, and each of the Contracts listed or described on Schedule 6.17(c) shall have been transferred, and Target shall have delivered to Acquiror documentation satisfactory to Acquiror of such termination, amendment and transfer.

(y)     Escrow Agreement. Acquiror shall have received an executed counterpart of the Escrow Agreement in a form attached hereto as Exhibit E (the “Escrow Agreement”) signed by each party other than Acquiror.

(z)     Notice of Dissenters’ Rights. Target shall have delivered notice in accordance with the applicable provisions of Delaware Law, notifying the Target Stockholders of their appraisal and/or dissenters’ rights as required by Applicable Law.

(aa)     Financial Statements. Target shall have delivered the consolidated unaudited financial statements (balance sheet, statement of operations and statement of cash flows) of Target and its Subsidiaries for the nine-month period ended September 30, 2019.

(bb)     Domain Names. All registered domain names of Target and its Subsidiaries, including those listed in Section 3.9 of the Target Disclosure Schedule, and any operational and hosting rights to such domain names, shall have been transferred to Target.

(cc)     Corporate Ratification. Target shall have provided evidence reasonably satisfactory to Acquiror of the ratification by its board of directors and stockholders of the corporate actions set forth on Schedule 7.2(cc) in accordance with Section 204 of Delaware Law.

(dd)     Tax Analysis. Target shall have delivered to Acquiror the analysis prepared by Moss Adams LLP relating to Section 382 of the Code.

(ee)     Release of Encumbrances. For all Encumbrances set forth on Schedule 7.2(ee) (the “Active Liens”), Target shall have delivered (i) evidence reasonably satisfactory to Acquiror of the release of the Active Liens, or (ii) payoff letters, in form and substance reasonably satisfactory to Acquiror, confirming release of the Active Liens upon payment of the amount set forth in such payoff letters at the Closing.

7.3     Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)     Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in this Agreement true and correct in all respects without regard to any qualification as to materiality or Material Adverse Effect contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).

(b)     Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)     Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an executive officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)     Escrow Agreement. The Securityholders’ Agent shall have received an executed counterpart of the Escrow Agreement signed by each party other than the Securityholders’ Agent.

8.     Termination, Amendment and Waiver.

8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(e), by written notice by the terminating party to the other party):

(a)     by the mutual written consent of Acquiror and Target;

(b)     by either Acquiror or Target if the Merger shall not have been consummated by the date that is 150 days following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)     by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, unless the party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

(d)     by Acquiror or Target, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 or 7.2 (in the case of termination by Acquiror) or Section 7.1 or 7.3 (in the case of termination by Target) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach from the other party; or

(e)     by Acquiror, if there shall have occurred any Material Adverse Effect on Target or its Subsidiaries taken as a whole.

8.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, there shall be no liability or obligation on the part of Acquiror, Merger Sub or Target or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.4, 6.5, 6.11 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8.3     Amendment. Subject to the provisions of Applicable Law, prior to the Effective Time, the parties hereto may amend this Agreement only by authorized action at any time before or after the adoption of this Agreement by the Stockholders pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such adoption of this Agreement by the Stockholders, no amendment shall be made which by law requires further approval by the Stockholders without such further Stockholder approval). To the extent permitted by applicable legal requirements, from and after the Effective Time, Acquiror and the Securityholders’ Agent may cause this Agreement to be amended only by execution of an instrument in writing signed on behalf of Acquiror and the Securityholders’ Agent.

8.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

9.     Indemnification.

9.1     Escrow Consideration.

(a)     At Closing, Acquiror will deposit, or cause to be deposited, the Escrow Consideration with the Escrow Agent appointed pursuant to the Escrow Agreement (the “Escrow Agent”). The Escrow Consideration shall be held as security of the indemnification obligations of the Effective Time Holders under this Section 9, and administered per the terms of this Agreement and the Escrow Agreement. The Escrow Consideration will be held by the Escrow Agent for the periods provided herein and in the Escrow Agreement, and any Escrow Consideration to be distributed to the Effective Time Holders shall be distributed in accordance with such Effective Time Holder’s Pro Rata Portion.

(b)     On the date that is twelve (12) months following Closing, the Escrow Agent will distribute to the Effective Time Holders in accordance with their Pro Rata Portion, an amount equal to (i) the Escrow Consideration, minus (ii) the aggregate amount of any Damages set forth in an Officer’s Certificate that is timely delivered pursuant to this Agreement and which remain unresolved at such date, minus (iii) the Retention Amount, to the extent not already deducted in full from the Escrow Consideration, minus (iv) any amounts released from the Escrow Consideration to Acquiror pursuant to the provisions of this Section 9 following resolution of any claim or claims made in any Officer’s Certificate timely delivered pursuant to this Agreement, minus (v) $5,000,000 (the “Continuing Escrow”); provided, further, however, that if an Acquiror Indemnified Person delivers an Officer’s Certificate to Target within the twelve (12) month period following Closing with respect to Damages prior to final determination of any amounts such Acquiror Indemnified Person is entitled to recover under the R&W Insurance Policies with respect to such claim, any such underlying claim shall survive the applicable survival period until, following a final determination from the R&W Insurer, it is finally resolved in accordance with this Section 9, and such claim amount specified in such Officer’s Certificate shall not be distributed to the Effective Time Holders. Target further acknowledges and agrees that the denial of any claim by any Acquiror Indemnified Person under the R&W Insurance Policies shall not be construed as, or used as evidence that, such Acquiror Indemnified Person is not entitled to be indemnified, compensated or reimbursed under this Section 9.

(c)     On the date that is twenty-four (24) months following Closing, the Escrow Agent will distribute to the Effective Time Holders in accordance with their Pro Rata Portion, an amount equal to (i) the remaining Escrow Consideration, minus (ii) the aggregate amount of any Damages set forth in an Officer’s Certificate that is timely delivered pursuant to this Agreement seeking indemnification pursuant to Section 9.2(a)(vi) or Section 9.2(a)(ix) only, in each case which remain unresolved at such date, minus (iii) the Retention Amount, to the extent not already deducted in full from the Escrow Consideration.

(d)     To the extent any amount is withheld in the Escrow Fund pursuant to the proviso in Section 9.1(b) or (c), on the date that is thirty-six (36) months following Closing, the Escrow Agent will distribute to the Effective Time Holders in accordance with their Pro Rata Portion, an amount equal to (i) the remaining Escrow Consideration, minus (ii) the unused portion of the Retention Amount.

9.2     Indemnification by the Effective Time Holders.

(a)     Subject to the limitations set forth in this Section 9, the Effective Time Holders shall severally, in accordance with each Effective Time Holder’s Pro Rata Portion, and not jointly, indemnify, reimburse and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, stockholders, members, agents, Affiliates, attorneys, representatives, successors, permitted assigns and employees, and each Person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities, interest, awards, judgments, penalties, Taxes and expenses, including costs and expenses arising from investigations, claims, demands, actions, causes of action and settlements, including reasonable fees and expenses of lawyers, experts and other professionals incurred in the defense or prosecution of any indemnifiable claims under this Section 9 (collectively, “Damages”), resulting from or arising out of:

(i)     any inaccuracy in or misrepresentation or breach of any of the representations and warranties given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement or in any certificate or document furnished pursuant hereto by Target to Acquiror, without giving effect to any update of or modification to the Target Disclosure Schedule made or purported to have been made after the date of this Agreement;

(ii)     any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Target or its Subsidiaries in this Agreement or in any certificate, instrument or agreement delivered in connection herewith;

(iii)     the exercise by any Dissenting Stockholder of appraisal or dissenters’ rights under the Delaware Law or other Applicable Law in excess of the Per Share Amount for each such share;

(iv)     any claim by a Stockholder or former Stockholder of Target, or any current or former holder of options, warrants or other rights to purchase Target Capital Stock in their capacity as a Stockholder or holder of options, warrants or other rights to purchase Target Capital Stock;

(v)     any inaccuracies in the Payment Schedule, including, for the sake of clarity, in the calculation of the components of Closing Merger Consideration and Net Working Capital

(vi)      fifty percent (50%) of any Spinoza Transaction Taxes in excess of the Spinoza Transaction Taxes that were actually paid or accrued by Target as of the Closing;

(vii)     any liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code;

(viii)     any third-party claims against Target or its Subsidiaries alleging facts that, if true, would constitute a breach of Target’s or its Subsidiaries’ representations, warranties or covenants;

(ix)      Fraud by or on behalf of Target;

(x)     the Specified Matters;

(xi)     any Spinoza Indemnity Obligation; and

(xii)     the R&W Insurance Policy Exclusions.

Notwithstanding anything in this Agreement to the contrary, for the purposes of the determination of Damages pursuant to Section 9, the representations and warranties of Target in this Agreement that are qualified by materiality or Material Adverse Effect or similar words shall be deemed to be made without such materiality or Material Adverse Effect qualifiers. The Effective Time Holders shall not have any right of contribution, indemnification or right of advancement from Target, the Surviving Corporation or Acquiror with respect to any Damages claimed by an Acquiror Indemnified Person.

(b)     Survival of Representations and Warranties. The Specified Matters and all representations and warranties made by Target herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing and shall survive until the date that is twelve (12) months following Closing; provided, however, that any claims for indemnification involving (i) any breach of any of the Fundamental Representations, other than Section 3.5 (Capital Structure), shall survive Closing until thirty (30) days following the expiration of the applicable statute of limitations, and (ii) (A) Section 3.5 (Capital Structure), and (B) the matters under Section 9.2(a)(ii) to 9.2(a)(ix), and Section 9.2(a)(xi) to Section 9.2(a)(xii) shall survive indefinitely, and, in each case of (i) and (ii), shall also survive thereafter until resolved if a claim in respect thereof has been made prior to the applicable date with respect to such matters. There shall be no termination of any representation or warranty as to which a claim has been asserted by Acquiror prior to the later of the resolution of such claim or termination of such survival period. All covenants and agreements, as well as the matters set forth in Section 9.9, survive indefinitely unless otherwise specified in their terms. The parties acknowledge that the time periods set forth in this Section 9 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed hereunder by the parties. The parties further acknowledge that the time periods set forth in this Section 9 and elsewhere in the Agreement may be shorter than otherwise provided by law.

(c)     Cap on Indemnification by Effective Time Holders. The aggregate amount to be paid by the Effective Time Holders for claims for Damages made under Section 9.2(a)(i) shall not exceed the Escrow Consideration (the “Cap”); provided, however, that the Cap shall not apply to any Damages based upon claims for indemnification involving (i) Fraud, (ii) any breach of the Fundamental Representations, (iii) the matters under Section 9.2(a)(ii) to 9.2(a)(x) (together with (i) and (ii), the “Fundamental Claims”), and (iv) the matters under Section 9.2(a)(xi) and (xii); provided further that the Cap shall apply with respect to any indemnification claim under Section 9.2(a)(viii) if the underlying third party claim is subject to the Cap. With respect to Fundamental Claims, the liability of each Effective Time Holder shall not exceed the portion of the Merger Consideration actually received by such Effective Time Holder; provided, that for the avoidance of doubt, the aggregate amount to be paid by a particular Effective Time Holder for a claim involving Fraud committed by or with the actual knowledge of such Effective Time Holder shall not be capped. With respect to the matters under Section 9.2(a)(xi) (the “Spinoza Claims”), the liability of each Effective Time Holder shall not exceed such Effective Time Holder’s Pro Rata Portion of the Spinoza Indemnity Cap (inclusive of any portion of the Escrow Consideration payable in respect of a Spinoza Claim), and Acquiror shall have no right to seek indemnification from the Effective Time Holders for Acquiror’s portion of the Spinoza Indemnity Obligation. With respect to the matters under Section 9.2(a)(xii) (the “R&W Exclusion Claims”), the liability of each Effective Time Holder shall not exceed such Effective Time Holder’s Pro Rata Portion of $24,000,000; provided, however if any R&W Exclusion Claims include matters that would otherwise be covered by a Fundamental Representation, then as to that matter, the liability of each Effective Time Holder shall not exceed the portion of the Merger Consideration actually received by such Effective Time Holder.

(d)     Limitations.

(i)     Basket. Subject to Section 9.2(d)(ii), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement unless and until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Acquiror Indemnified Persons exceeds $500,000 in the aggregate (the “Basket”). Additionally, the Basket shall apply with respect to any indemnification claim made under Section 9.2(a)(viii) if the underlying third party claim is subject to the Basket, and the losses from such indemnification claim shall count toward the Basket. If the total amount of such Damages exceeds the Basket, then the Acquiror Indemnified Persons shall be entitled to be indemnified against and compensated and reimbursed for the amount of all Damages including the Basket.

(ii)     Applicability of Basket. The limitations set forth in Section 9.2(d)(i) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (i) in the event of Fraud; (ii) to inaccuracies in or breaches of any of the Fundamental Representations; (iii) to any of the matters referred to in Section 9.2(a)(ii) through Section 9.2(a)(xii), inclusive.

(iii)     Remedies. Subject to Section 9.2(d)(i) and the applicable limits of this Section 9 generally, the Acquiror Indemnified Persons shall make any claim for indemnification under this Section 9 as follows: first, against the Escrow Fund for purposes of satisfying the Retention Amount or for Fundamental Claims, Spinoza Claims and R&W Exclusion Claims; second, against the R&W Insurance Policies to the fullest extent permitted thereby; third, against the Escrow Fund for purposes of satisfying any claims rejected under the R&W Insurance Policies; and fourth, to the extent recovery against the R&W Insurance Policies were available but insufficient to provide indemnification for the full amount of such Damages, against the Escrow Fund. Notwithstanding the foregoing or otherwise set forth herein, with the exception of indemnification for Fundamental Claims, recovery from the R&W Insurance Policies and the Escrow Fund shall be the sole and exclusive remedy under this Agreement for Damages under Section 9.2(a)(i). If a claim for indemnification relates to a Fundamental Claim, Spinoza Claim or R&W Exclusion Claim, then following the making of a claim against the R&W Insurance Policies and Escrow Fund as provided above and as applicable, the Acquiror Indemnified Persons may make claims against the Effective Time Holders to the extent permitted by this Section 9.

(iv)     Exclusive Remedy. This Section 9 and Section 10.9 shall be the sole and exclusive remedy of the Acquiror Indemnified Persons from and after the Closing Date for any claims arising under this Agreement, including but not limited to claims of inaccuracy in or breach of any representation or warranty and whether any claim for Damages is based on contract, tort, or otherwise, it being understood that this provision shall not preclude claims against the R&W Insurance Policies; provided, however, that the foregoing sentence shall not be deemed a waiver by any party hereto of any right to injunctive relief pursuant to equitable Law or any other non-monetary equitable remedy.  The obligations of the Effective Time Holders under this Section 9 and Section 10.9 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Target that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Effective Time Holders, not the Target, shall have the sole obligation for the indemnification or other obligations under this Section 9 and Section 10.9.

(v)     Insurance Proceeds. In calculating amounts payable to any Acquiror Indemnified Person hereunder, the amount of any indemnified Damages shall be determined net of any amounts actually recovered by any Acquiror Indemnified Person (or its Affiliates) under the R&W Insurance Policies, other insurance policies or other third parties with respect to such Damages.  If payment from the R&W Insurance Policies, other insurance policy or other third party is received by an Acquiror Indemnified Person after indemnification is received by such Acquiror Indemnified Person hereunder, such Acquiror Indemnified Person shall promptly pay to the Securityholders’ Agent for distribution to the Effective Time Holders the amount recovered by it from the R&W Insurance Policies or other third party for which such Acquiror Indemnified Person had been indemnified hereunder. Notwithstanding the foregoing, an Acquiror Indemnified Person will not be required to refund amounts actually received under the R&W Insurance Policies to the extent such Acquiror Indemnified Person’s total Damages exceed the limits under the R&W Insurance Policies.

(vi)     No Double Recovery. If and solely to the extent that an amount of Damages in connection with an indemnifiable matter was already taken into account in connection with the calculation of the Merger Consideration, the amount of such Damages as was already used to reduce the Merger Consideration may not be recovered again under this Section 9. No Acquiror Indemnified Person shall be entitled to double recovery for any indemnifiable Damages, even though such Damages may be indemnifiable under more than one provision of this Agreement.

(vii)     Tax Indemnification. Notwithstanding anything to the contrary in this Agreement, the Effective Time Holders shall not be liable for the ability of Acquiror or any of its Affiliates to utilize any Tax asset or attribute of Target (e.g., net operating loss, net operating carryforwards or credits) after the Closing.

9.3     Indemnification Claims.

(a)     A claim for indemnification under this Section 9 shall be made by Acquiror by delivering to the Securityholders’ Agent, on or before the end of the applicable survival period for a particular claim as set forth in this Section 9, a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the Effective Time Holders, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. The amount of the Damages claimed in the Officer’s Certificate shall not be released from escrow to the Effective Time Holders until resolved pursuant to the terms hereof.

(b)     If the Securityholders’ Agent does not contest, by written notice to Acquiror, the Damages claimed by Acquiror in any Officer’s Certificate within thirty (30) Business Days after any such Officer’s Certificate is received by the Securityholders’ Agent, then the Securityholders’ Agent will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Acquiror Indemnified Persons of the full amount of Losses specified in the Officer’s Certificate, including the forfeiture of such amount from the Escrow Consideration (subject to the terms and conditions in this Section 9) having a value sufficient to satisfy such Damages and, without further notice, to have stipulated to the entry of a final judgment for the Damages against the Securityholders’ Agent for such amount in any court having jurisdiction over the matter where venue is proper.

(c)     If the Securityholders’ Agent disputes any claim or claims made in any Officer’s Certificate by providing written notice thereof to Acquiror, within thirty (30) Business Days of receiving the Officer’s Certificate, specifying in reasonable detail the individual items in dispute and the nature of the dispute, Acquiror shall have thirty (30) Business Days to respond in a written statement to the objection of the Securityholders’ Agent. If after such thirty (30) Business Days period there remains a dispute as to any claims, the Securityholders’ Agent and Acquiror shall attempt in good faith for an additional thirty (30) Business Days to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by Acquiror and the Securityholders’ Agent.

9.4     Resolution of Conflicts. If no agreement can be reached after good faith negotiations between the parties pursuant to Section 9.2(d), such dispute (a “Claim Dispute”) shall be settled pursuant to Section 10.6. The decision of a court as to the validity and amount of any Claim Dispute in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the parties shall be entitled to act in accordance with such decision.

9.5     Securityholders’ Agent.

(a)     The Securityholders’ Agent shall be constituted and appointed as exclusive agent and attorney-in-fact for and on behalf of the Effective Time Holders and shall have full power authority to represent, to give and receive notices and communications, to authorize the release of any portion of the Escrow Consideration to Acquiror in satisfaction of claims under this Agreement by Acquiror, to object to such releases, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to act on the Effective Time Holders’ behalf with respect to the matters set forth herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, in accordance with the terms and provisions set forth herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in this Section 9 and to take all actions necessary or appropriate in the judgment of the Securityholders’ Agent for the interpretation of this Agreement, the Escrow Agreement and the Securityholders’ Agent Engagement Agreement and accomplishment of the foregoing. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Target Disclosure Schedule. The Securityholders’ Agent may resign at any time and such agency may be changed by the vote of Effective Time Holders representing a majority in interest of the Escrow Consideration from time to time upon not less than ten (10) days’ prior written notice to Acquiror. The immunities and rights to indemnification between the Effective Time Holders and the Securityholders’ Agent and Advisory Group shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Securityholders’ Agent. Notices or communications to or from the Securityholders’ Agent shall constitute notice to or from each of the Effective Time Holders.

(b)     Certain Effective Time Holders have entered into an engagement agreement (the “Securityholders’ Agent Engagement Agreement”) with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Agent Engagement Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”) shall be liable for any act done or omitted hereunder, under the Escrow Agreement or under the Securityholders’ Agent Engagement Agreement as Securityholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Effective Time Holders shall severally, in accordance with their Pro Rata Portion, indemnify, defend and hold the Securityholders’ Agent Group harmless against any claim, damage, fee, cost, loss, liability or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholders’ Agent Expenses”) incurred without gross negligence or bad faith on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder under the Escrow Agreement or under the Securityholders’ Agent Engagement Agreement. Such Securityholders’ Agent Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions.

(c)     Upon the Closing, Acquiror shall wire to the Securityholders’ Agent $250,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Securityholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Securityholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Securityholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Expense Fund and assign to the Securityholders’ Agent any such interest. Subject to Advisory Group approval, the Securityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Payment Agent and/or Acquiror, as applicable, for further distribution to the Effective Time Holders.

(d)     The Securityholders’ Agent shall have reasonable access to information about Target and the Target Subsidiaries and the reasonable assistance of Target’s and the Target’s Subsidiaries’ officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Securityholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or any Target Subsidiary to anyone (except on a need to know basis to individuals who agree to treat such information confidentially). The Securityholders’ Agent shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.

9.6     Actions of the Securityholders’ Agent. A decision, act, consent or instruction of the Securityholders’ Agent shall constitute a decision of all Effective Time Holders for whom the Merger Consideration otherwise payable to them is released to Acquiror from the Escrow Consideration or otherwise with respect to the matters set forth herein and shall be final, binding and conclusive upon each Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement are waived. Acquiror may rely upon any decision, act, consent or instruction of the Securityholders’ Agent as being the decision, act, consent or instruction of each and every Effective Time Holder. Acquiror is hereby relieved from any liability to any Person for any acts done by Acquiror in accordance with such decision, act, consent or instruction of the Securityholders’ Agent. The powers, immunities and rights to indemnification granted to the Securityholders’ Agent Group hereunder by the Effective Time Holders: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Effective Time Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.

9.7     Third-Party Claims. In the event Acquiror becomes aware of a third-party claim or legal proceeding which Acquiror believes may result in Damages, Acquiror shall notify the Securityholders’ Agent of such claim or legal proceeding. The Securityholders’ Agent shall be entitled, at the expense of the Effective Time Holders, to participate in, but not determine or conduct, the defense of such claim or legal proceeding and Acquiror shall keep the Securityholders’ Agent reasonably apprised of material developments in such claim or legal proceeding, and promptly provide to the Securityholders’ Agent copies of all pleadings, notices and communications with respect to such claim or legal proceeding to the extent that receipt of such documents does not waive any privilege. Acquiror shall have the right in its sole discretion to defend or settle any such claim. In the event that the Securityholders’ Agent has consented to any such settlement, the Securityholders’ Agent shall have no power or authority to object under Section 9.2(d) or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Consideration for indemnity with respect to such settlement.

9.8     Tax Effect of Indemnification Payments. All amounts received by the Acquiror Indemnified Persons pursuant to this Section 9 shall be treated for all Tax purposes as adjustments to the aggregate Merger Consideration.

9.9     Tax Indemnification. In addition to the indemnification obligations set forth in Section 9.2 above, the Effective Time Holders shall severally, in accordance with their Pro Rata Portion, indemnify the Acquiror Indemnified Persons and hold them harmless from and against any Damages resulting from or arising out of (a) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of Target) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of or imposed on Acquiror or any of its Affiliates (including Target or any of its Subsidiaries) for any taxable year of such Acquiror or Affiliate that includes the Closing Date as a result of an inclusion under Section 951(a) or 951A of the Code (or any similar provision of state or local law) attributable to (i) “subpart F income,” within the meaning of Section 952 of the Code (or any similar provision of state or local law) determined as if the taxable year of Target or the applicable Subsidiary and the applicable foreign corporation ended on the Closing Date, (ii) the holding of “United States property,” within the meaning of Section 956 of the Code (or any similar provision of state or local Applicable Law) on or prior to the Closing Date that is attributable to Target or any of its Subsidiaries, or (iii) “global intangible low-taxed income” as defined in Section 951A of the Code determined as if the taxable year of Target or the applicable Subsidiary and the applicable foreign corporation ended on the Closing Date and, in each case, taking into account any net operating losses or similar Tax attributes of the Target and its Subsidiaries that would have been available to offset such inclusion if the taxable years of Target and its Subsidiaries had ended on the Closing Date, (d) any and all Taxes of any Person imposed on Target as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing, provided, however, that for the avoidance of doubt, the employer’s share of all employment, payroll and similar Taxes incurred by Target in relation to the Change of Control Liability, whether such Taxes are incurred prior to, at, or following the Effective Time, shall be treated as arising in the Pre-Closing Tax Period and shall be a Transaction Expense and (e) any and all Taxes of any Person imposed on Target or Acquiror in connection with the Spinoza Purchase Agreement and the transactions contemplated thereby. The liability of each Effective Time Holder under this Section 9.9 shall not exceed the portion of the Merger Consideration actually received by each Effective Time Holder. To the extent that any Damages claimed in an Officer’s Certificate pursuant to this Section 9.9 overlaps with a claim for Damages pursuant to Section 9.2, the provisions set forth in this Section 9.9 and the provisions applicable to this Section 9.9 shall govern and control.

9.10     Effect of Investigation. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of Target and/or the Effective Time Holders contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by Acquiror or its Representatives, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Acquiror to consummate the Merger, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

10.     General Provisions.

10.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after it is sent by commercial overnight courier service; (iv) upon confirmation of receipt if sent via electronic mail, or (v) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice); provided that with respect to notices deliverable to the Securityholders’ Agent, such notices shall be delivered solely via email or facsimile:

(a)     if to Acquiror or Merger Sub, to:

Inphi Corporation 2853 Bunker Hill Lane, Suite 300 Santa Clara, CA 95054 Attention: Ford Tamer Fax: (408) 217-3500

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 Attention: Allison Leopold Tilley Fax: (650) 233-4500 Tel: (650) 233-4545

(b)     if to Target or Securityholders’ Agent, to:

Fortis Advisors LLC Attention: Notice Department (Project Einstein) Facsimile: (858) 408-1843 Email: notices@fortisrep.com with a copy to:

Fenwick & West LLP 801 California Street Mountain View, CA 94041 Attention: Richard Dickson; Ethan Skerry Email: rdickson@fenwick.com; eskerry@fenwick.com Fax: (650) 938-5200 Tel: (650) 988-8500

10.2     Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such signatures may be delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

10.3     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) except for the provisions of Section 6.15 (which are for the benefit of the Target Indemnified Parties) and Section 9 (which are for the benefit of the Acquiror Indemnified Persons), are not intended to confer upon any other Person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.

10.4     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.5     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.6     Governing Law; Dispute Resolutions.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of California, without regard applicable principles of conflicts of law.

(b)     Except as otherwise provided in the Escrow Agreement, Section 9.3, or Section 9.4, any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon Fraud) shall be brought or otherwise commenced exclusively in any federal or state court located in the State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of and venue in each federal or state court located in the State of California (and each appellate court located in the State of California) in connection with any such action, suit or legal proceeding; (ii) agrees that each federal or state court located in the State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or other legal proceeding commenced in any federal or state court located in the State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or other legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other legal proceeding is improper, that challenges the application of the internal laws of the State of California as set forth in Section 10.6(a), or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Any claim for indemnification, compensation or reimbursement pursuant to Section 9 shall be brought and resolved exclusively in accordance with Section 9.3 and Section 9.4.

10.7     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.8     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9     Specific Enforcement. Each party acknowledges and agrees that the other would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such other party in accordance with their specific terms or were otherwise breached. Accordingly each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

10.10     Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.11     Interpretation.

(a)     When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of, or a Schedule or Exhibit to this Agreement unless otherwise indicated.

(b)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)     The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d)     Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(e)     All references to “$” herein shall mean U.S. dollars.

10.12     Consent to Representation; Confidential Communications. If the Securityholders’ Agent so desires, acting on behalf of the Effective Time Holders and without the need for any consent or waiver by Target, Acquiror, Merger Sub, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Effective Time Holders after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Effective Time Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, the Surviving Corporation or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Acquiror, Merger Sub and Target further agree that, as to all communications among Fenwick, Target, the board of directors of Target, the Securityholders’ Agent and the Effective Time Holders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement or the Spinoza Purchase Agreement, the attorney-client privilege and the exception of client confidence belongs solely to Acquiror; provided that Acquiror agrees, solely with respect to any claim for indemnification made by Acquiror or any other Acquiror Indemnified Person under Section 9, not to (i) invoke any attendant attorney-client privilege, attorney work product protection or expectation of client confidentiality applicable to confidential communications between the Seller Group, Target and their respective Affiliates, on the one hand, and Fenwick, on the other hand, or (ii) use such confidential communications as evidence in any dispute with the Seller Group in connection with any such claim for indemnification.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INPHI CORPORATION

By:	/s/ Richard Ogawa
Richard Ogawa, General Counsel

EINSTEIN ACQUISITION SUB, INC.

By:	/s/ Richard Ogawa
Richard Ogawa, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ESILICON CORPORATION

By:	/s/ John R. Harding
John R. Harding, President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SECURITYHOLDERS’ AGENT

By:	/s/ Ryan Simkin
Ryan Simkin, Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]